UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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IDEX Corporation (Name of Registrant as Specified In Its Charter)
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1925 West Field Court, Suite 200

Lake Forest, IL 60045

March 22, 2019

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of IDEX Corporation (the Company), which will be held on Friday, May 10, 2019, at 9:00 a.m. Central Time, at the DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2019 Annual Meeting, including the nominees for election as directors.

As we did last year, we have elected to provide access to our proxy materials and 2018 Annual Report on the Internet and are mailing paper copies to stockholders who have requested them. For further details, please refer to the section entitled Summary beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2019 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet or proxy card. If you own shares through a bank, broker or other nominee, please execute your vote by following the instructions provided by such nominee.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

ANDREW K. SILVERNAIL

Chairman of the Board, President and

Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Friday, May 10, 2019 at 9:00 a.m. Central Time
Place	DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018
Agenda	1. Election of three members of the IDEX Board of Directors, each for a term of three years
2. Advisory vote to approve named executive officer compensation
3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2019
4. To transact such other business as may properly come before the 2019 Annual Meeting or any adjournment or postponement thereof
Voting Recommendations	The Company’s Board of Directors recommends that you vote:
1. “FOR” all the director nominees
2. “FOR” the approval of the compensation of our named executive officers
3. “FOR” the ratification of the appointment of Deloitte & Touche LLP
Proxy Voting

Your vote is important. You can vote your shares by Internet, by telephone, or by mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card. If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2019 Annual Meeting.

March 22, 2019	By Order of the Board of Directors
DENISE R. CADE Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting

The Proxy Statement and 2018 Annual Report are available online at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Page

SUMMARY	1
PROPOSAL 1 — ELECTION OF DIRECTORS	5

i

SUMMARY

IDEX Corporation (the Company or IDEX) has prepared this proxy statement (Proxy Statement) in connection with the solicitation by the Company’s Board of Directors (the Board) of proxies for the Annual Meeting of Stockholders to be held on Friday, May 10, 2019, at 9:00 a.m. Central Time, at the DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018 (the Annual Meeting). The Company commenced distribution of, or otherwise made available, this Proxy Statement and the accompanying materials on March 22, 2019.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of IDEX’s common stock, par value $0.01 per share (Common Stock) as of the close of business on March 15, 2019, the record date of the Annual Meeting. On the record date, a total of 75,793,975 shares of Common Stock were outstanding. Each share of Common Stock entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. There is no cumulative voting. No other securities are entitled to be voted at the Annual Meeting.

How do I vote?

Even if you plan to attend the Annual Meeting in person, we encourage you to vote as soon as possible, using one of the methods listed below.

By Internet	By Telephone	By Mail	In Person
www.proxyvote.com Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions.	1-800-690-6903 Open until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.	Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously voted by Internet, telephone or mail.

If you vote by telephone or over the Internet, you should not mail your proxy card. If your completed proxy card or telephone or Internet voting instructions are received prior to the Annual Meeting, your shares will be voted in accordance with your voting instructions.

If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voting instruction form to determine whether you will be able to vote by telephone or over the Internet.

What is a quorum for the Annual Meeting?

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum. The Company will appoint election inspectors to determine whether or not a quorum is present, and to tabulate votes cast by proxy or in person. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote.

The election inspectors will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

What are the voting requirements?

Proposal	Vote Required	Effect of Broker Non-Votes	Effect of Abstentions

Election of Directors	“Plurality Plus” Standard	No effect	No effect

Advisory Vote on Executive Compensation	The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	“Against”

Ratification of Auditors	The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter	No effect	“Against”

What is the “Plurality Plus” Standard?

The Company’s Corporate Governance Guidelines provide for a Plurality Plus Standard with respect to the election of directors. Any nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board within 90 days from the date of election.

The Nominating and Corporate Governance Committee must then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to the offer of resignation.

How does the Board recommend that I vote?

The Board recommends that you vote:

1. FOR the election of the Company’s nominees as directors.

2. FOR the approval of the compensation of the Company’s named executive officers.

3. FOR the ratification of the appointment of auditors.

What happens if I do not specify a choice for a matter when returning my proxy card?

If you sign and return your proxy card but do not give voting instructions, your shares will be voted as recommended by the Board, and in the discretion of the proxy holders as to any other business which may properly come before the Annual Meeting.

What can I do if I change my mind after I vote my shares?

You can revoke a proxy prior to the completion of voting at the Annual Meeting by:

1.	Mailing a new proxy card with a later date.
2.	Casting a new vote on the Internet or by telephone.
3.

Sending a written notice of revocation addressed to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

4.	Voting in person at the Annual Meeting.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with such nominee’s procedures if you want to change or revoke your previous voting instructions.

Who will solicit the proxies and who will pay the cost of this proxy solicitation?

The Company will bear the costs of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Any such solicitations may be made by personal interview, telephone, email or facsimile transmission.

The Company has made arrangements with brokerage firms and other record holders of its Common Stock to forward proxy solicitation materials to the beneficial owners of such Common Stock. The Company will reimburse those brokerage firms and others for their reasonable out-of-pocket expenses in connection with this work.

In addition, the Company has engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut, to assist in proxy solicitation and collection at a cost of $6,500, plus out-of-pocket expenses.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

As permitted under rules of the Securities and Exchange Commission (SEC), we are making our proxy materials available to stockholders electronically via the Internet. We believe electronic delivery expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of the Annual Meeting.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials by mail unless you specifically request them. Instead, the Notice of Internet Availability will provide instructions as to how you may review the proxy materials and submit your voting instructions over the Internet.

If you receive the Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions in the notice for requesting a printed copy. In addition, the proxy card contains instructions for electing to receive proxy materials over the Internet or by mail in future years.

PROPOSALS TO BE VOTED ON AT THE 2019 ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, provides for a three-class Board of Directors, with one class being elected each year for a term of three years. The Board currently consists of nine members, three of whom are Class III directors whose terms will expire at this year’s Annual Meeting, three of whom are Class I directors whose terms will expire at the Annual Meeting to be held in 2020, and three of whom are Class II directors whose terms will expire at the Annual Meeting to be held in 2021.

Overview of IDEX Board of Directors

Our Directors Exhibit:

High integrity

Loyalty to the Company and commitment to its success

Proven record of success

Knowledge of corporate governance and practices

Our Directors Bring to the Boardroom:

High level of leadership experience

Board Composition Independent Directors: 8 of 9 Average IDEX Board Tenure: 6.1 years Average Age: 58 Diversity of gender, race or ethnicity: 2 of 9
Specialized industry expertise Financial expertise Extensive knowledge of the Company

Set forth below is a summary of the Board’s collective qualifications, experiences and backgrounds.

Senior Leadership Experience Current or Former CEO Other Public Company Board Experience Broad International Experience Extensive M&A Experience Extensive Knowledge of IDEX's Business and Industry High Level of Financial Literacy Number of Directors 0 1 2 3 4 5 6 7 8

The Board has nominated three individuals for election as Class III directors to serve for a three-year term expiring at the Annual Meeting to be held in 2022, or upon the election and qualification of their successors. The nominees of the Board are Ernest J. Mrozek, Livingston L. Satterthwaite and David C. Parry, each of whom is currently serving as a director of the Company.

The nominees and the directors serving in Class I and Class II whose terms expire in future years and who will continue to serve after the Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including any directorships in other public companies, and their particular experiences, qualifications, attributes and skills that led to the conclusion they should serve as directors. If for any reason any of the nominees are unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects the nominees to be available.

Our Board of Directors recommends that you vote FOR the election of each of the 2019 Class III director nominees

2019 DIRECTOR NOMINEES

Mr. Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company, until his retirement in March 2008.

Mr. Mrozek’s strategic and operating leadership skills, his extensive experience and expertise in the business services industry and his financial reporting expertise led to the conclusion that he should serve on the Board of Directors. Through over 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster, including more than eight years as President and Chief Operating Officer of ServiceMaster or one of its largest segments, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions.

Ernest J. Mrozek Age: 64 Director since July 2010 Independent Committees: Audit (Chair)

Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek has also acquired substantial experience in corporate governance as a director on the boards of several public and private companies.

Mr. Mrozek received a bachelor of science degree in accountancy with honors from the University of Illinois and is a certified public accountant, on inactive status.

Mr. Mrozek is a director of Advanced Disposal Services, Inc.

Mr. Satterthwaite has served since April 2015 as President of Cummins Distribution Business, a unit of Cummins, Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products. Prior to that, Mr. Satterthwaite served as President of Cummins Power Generation from June 2008 to April 2015.

Livingston L. Satterthwaite Age: 57 Director since April 2011 Independent Committees: Compensation (Chair) Nominating and Corporate Governance

Mr. Satterthwaite’s business leadership and sales skills, international experience and extensive experience in industrial manufacturing led to the conclusion that he should serve on the Board of Directors. Since joining Cummins in 1988, Mr. Satterthwaite has held various positions at Cummins Power Generation and other divisions of Cummins, including 14 years in managerial and sales positions in the United Kingdom and Singapore.

Prior to joining Cummins, Mr. Satterthwaite spent four years at Schlumberger Limited, an oil field services provider, as a general field engineer.

Mr. Satterthwaite received a bachelor of science degree in civil engineering from Cornell University and a master of business administration degree from Stanford University.

Mr. Parry served as Vice Chairman of Illinois Tool Works Inc. (ITW) from 2010 until his retirement in April 2017. From prior to 2009 until 2010, Mr. Parry was Executive Vice President of ITW with responsibility for the Polymers and Fluids Group.

Mr. Parry’s strategic and operating leadership skills and global commercial perspective gained from over 30 years of international business leadership experience, his significant acquisition experience and his extensive expertise in the industrial products manufacturing industry led to the conclusion that he should serve on the Board of Directors. During 18 years of executive and management experience in various senior management positions at ITW, a multinational manufacturer of a diversified range of industrial products and equipment, Mr. Parry successfully grew the operations and profitability of multiple business units and helped ITW complete numerous acquisitions.

David C. Parry Age: 64 Director since December 2012 Independent Committees: Compensation Nominating and Corporate Governance

Prior to joining ITW in 1994, Mr. Parry spent 17 years in various executive and management positions at Imperial Chemical Industries, which at the time was one of the largest chemical producers in the world.

Mr. Parry received a bachelor of science degree in chemistry, a master of science degree in chemistry and a Ph.D. in polymer chemistry from Victoria University of Manchester, Manchester, England.

OTHER INCUMBENT DIRECTORS

Class I: Three-Year Term Expires in 2020

Mr. Silvernail was appointed Chairman of the Board effective January 1, 2012. Mr. Silvernail has served as President and Chief Executive Officer and a director of the Company since August 10, 2011. Prior to his appointment as President and Chief Executive Officer, Mr. Silvernail served since January 2011 as Vice President Group Executive of the Company’s Health & Science Technologies, Global Dispensing and Fire & Safety/Diversified Products business segments. From February 2010 to December 2010, Mr. Silvernail was Vice President Group Executive of the Company’s Health & Sciences Technologies and Global Dispensing business segments. Mr. Silvernail joined IDEX in January 2009 as Vice President Group Executive of Health & Science Technologies.

Andrew K. Silvernail Age: 47 Director since August 2011 Chairman, President and Chief Executive Officer

Mr. Silvernail’s relevant experience with engineering and technology industries in general, together with his extensive management experience, led to the conclusion that he should serve on the Board of Directors.

Mr. Silvernail received a bachelor of science degree in government from Dartmouth College and a master of business administration degree from Harvard University.

Mr. Silvernail is a director of Stryker Corporation.

Ms. Helmkamp has served as Chief Executive Officer of Cartus Corporation, the relocation services subsidiary of Realogy Holdings Corp., the largest full-service residential real estate services company in the United States, since June 2018. Previously, Ms. Helmkamp served as Chief Executive Officer of Lenox Corporation from November 2016 to June 2018. Prior to Lenox Corporation, Ms. Helmkamp served as Chief Executive Officer of SVP Worldwide from 2010 through 2014, and as Senior Vice President, North America Product for Whirlpool Corporation from 2008 to 2010.

Katrina L. Helmkamp Age: 52 Director since November 2015 Independent Committees: Compensation Nominating and Corporate Governance

Ms. Helmkamp’s operating leadership skills and her experience across multiple markets and technologies led to the conclusion that she should serve on the Board of Directors. During her time at SVP Worldwide and Whirlpool Corporation, Ms. Helmkamp was responsible for managing the operations and profitability of global businesses that derived a substantial portion of their revenues from outside of the United States.

In addition, Ms. Helmkamp successfully oversaw numerous new product development and technology initiatives, including the launch of new products and service categories with improved margins and quality. Ms. Helmkamp also has significant mergers and acquisitions experience, both in identifying and evaluating potential targets, as well as leading post-acquisition integration activities.

Ms. Helmkamp received a bachelor of science degree in industrial engineering and a master of business administration degree from Northwestern University.

Mr. Beck served as President and Chief Executive Officer of JELD-WEN Holding, Inc. (JELD-WEN), one of the world’s largest door and window manufacturers, from November 2015 to February 2018, and was a director of JELD-WEN from May 2016 to February 2018. Prior to JELD-WEN, Mr. Beck served as an Executive Vice President at Danaher Corporation, leading Danaher’s water quality and dental programs, beginning in April 2014. Previously, he spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in his appointment as Executive Vice President overseeing Corning’s environmental technologies and life science units in July 2012. He also served on the board of directors of Dow-Corning Corporation from 2010 to 2014.

Mr. Beck’s experience as a chief executive officer of a public company with significant international operations and his track record of innovation and successfully integrating acquired businesses led to the conclusion that he should serve on the Board of Directors.

Mr. Beck received a bachelor of arts degree in business management from Pacific University and a master of business administration degree from Harvard University.

Class II: Three-Year Term Expires in 2021

Mr. Cook is our Lead Director. He served as Chairman of the Board of Donaldson Company, Inc. from prior to 2009 to April 2016. Mr. Cook retired as the President and Chief Executive Officer of Donaldson in April 2015, having served since prior to 2009.

Mr. Cook’s strong business and organizational leadership skills and his relevant experience in technology industries led to the conclusion that he should serve on the Board of Directors. Throughout his 35-year career at Donaldson, a technology-driven global company that manufactures filtration systems designed to remove contaminants from air and liquids, Mr. Cook served in several senior executive positions, and was elected as a director in 2004.

Mr. Cook received a bachelor of science degree in business administration and a master of business administration degree from Virginia Polytechnic Institute and State University.

Mr. Cook is a director of Neenah, Inc.

Ms. Warner has served as President and Chief Executive Officer and as a director of Renewable Energy Group, Inc., an advanced biofuel producer, since January 2019. Previously, Ms. Warner served as Executive Vice President, Operations for Andeavor (formerly known as Tesoro Corporation) from August 2016 until October 2018, when Andeavor was acquired by Marathon Petroleum Corp. Prior to that, Ms. Warner served as Andeavor’s Executive Vice President, Strategy and Business Development, since October 2014. From 2012 to 2014, Ms. Warner was Chairman and Chief Executive Officer of Sapphire Energy, Inc. From 2009 to 2011, Ms. Warner was Chairman and President of Sapphire Energy. Prior to 2009, Ms. Warner was Group Vice President, Global Refining, at BP plc.

Ms. Warner’s operating leadership skills, international experience and extensive experience in the energy, refining and transportation industries led to the conclusion that she should serve on the Board of Directors. During her 25 years at BP and Amoco, Inc. (prior to its acquisition by BP), Ms. Warner gained significant knowledge of the global energy industry and served in numerous leadership roles, including overseeing BP’s Global Refining business and its health, safety, security and environmental efforts, with a consistent record of success in coordinating the operations of thousands of employees across BP’s global facilities.

In her role as Chief Executive Officer of Sapphire Energy, an alternative energy venture, Ms. Warner had oversight responsibility for the raising of substantial investment capital and the successful completion of a new demonstration facility for the company.

Ms. Warner received a bachelor of engineering degree in chemical engineering from Vanderbilt University and a master of business administration degree from Illinois Institute of Technology.

Mr. Buthman retired from Kimberly-Clark Corporation, a leading global manufacturer of consumer packaged goods and personal care products, in 2015, where he was Executive Vice President and Chief Financial Officer from January 2003 to April 2015. During his 33-year career at Kimberly-Clark, Mr. Buthman held a wide range of leadership roles, led or participated in more than 50 acquisition transactions totaling more than $10 billion in value and was part of an executive team that created more than $20 billion in shareholder value during his tenure as Chief Financial Officer.

Mr. Buthman’s experience as a Chief Financial Officer of a Fortune 150 company with significant international operations and as a public company director led to the conclusion that he should serve on the Board of Directors. Mr. Buthman is a disciplined financial leader with a track record of allocating capital in shareholder-friendly ways and his insight is extremely valuable to our Board of Directors and management.

Mr. Buthman received a bachelor of business administration degree in finance from the University of Iowa.

Mr. Buthman is a director of West Pharmaceutical Services, Inc.

CORPORATE GOVERNANCE

Framework for Corporate Governance

The Board of Directors has the ultimate authority for the management of the Company’s business. The Corporate Governance Guidelines, the charters of the Board committees, the Code of Business Conduct and Ethics, and the Standards for Director Independence (Governance Documents) provide the framework for the governance of the Company. Copies of the current Governance Documents are available under the Investors link on the Company’s website at www.idexcorp.com.

Corporate Governance Guidelines and Code

of Business Conduct and Ethics

The Corporate Governance Guidelines address matters such as election of directors, size and retirement age for the Board, Board composition and membership criteria, the role and responsibilities of the Board and each of its committees, Board evaluations and the frequency of Board meetings (including meetings to be held without the presence of management).

The Code of Business Conduct and Ethics sets forth the guiding principles of business ethics and certain legal requirements applicable to all of the Company’s employees and directors.

Director Independence

The Board has adopted standards for determining whether a director is independent. These standards are based upon the listing standards of the New York Stock Exchange (NYSE) and applicable laws and regulations, and are available on the Company’s website as described above. The Board also reviewed commercial relationships between the Company and organizations with which directors were affiliated by service as an executive officer. The relationships with these organizations involved the Company’s sale or purchase of products or services in the ordinary course of business that were made on arm’s-length terms and other circumstances that did not affect the relevant directors’ independence under applicable law and NYSE listing standards.

The Board has affirmatively determined, based on these standards and after considering the relationships described immediately above, that the following directors are independent: Messrs. Beck, Buthman, Cook, Mrozek, Parry and Satterthwaite, and Mss. Helmkamp and Warner. The Board has also determined that Mr. Silvernail is not independent because he is the President and Chief Executive Officer of the Company. All standing Board committees are, and throughout fiscal year 2018 were, composed entirely of independent directors.

Director Nominations

The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences as part of each Board search the Company conducts. The Board considers the following in selecting nominees for the Board:

Experience (in one or more of the following):

•	high level leadership experience in business or administrative activities;

•	specialized expertise in the industries in which the Company competes;

•	financial expertise;

•	breadth of knowledge about issues affecting the Company;

•	ability and willingness to contribute special competencies to Board activities; and

•	expertise and experience that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained.

Personal attributes and characteristics:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare, and willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image;

•	time available for meetings and consultation on Company matters; and

•	willingness to assume fiduciary responsibilities.

Qualified candidates for membership on the Board shall not be discriminated against with regard to age, race, color, religion, sex, ancestry, national origin, sexual orientation or disability. In the past, the Company has engaged executive search firms to help identify and facilitate the screening and interviewing of director candidates. Any search firm retained by the Company to find director candidates is instructed to take into account all of the considerations used by our Nominating and Corporate Governance Committee, including diversity. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate is suitable to be a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with other members of the Board.

If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board appointment or election of that candidate. Annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors for nomination for election at the annual meeting of stockholders.

Board Leadership

The Company’s Bylaws permit the Board to select its Chairman in the manner it determines to be most appropriate. The Corporate Governance Guidelines provide that, if the Chairman of the Board is not the Chief Executive Officer, and is an independent director, there shall be no Lead Director. If the Chairman of the Board is the Chief Executive Officer or is not an independent director, the independent directors shall elect an independent Lead Director.

William M. Cook has served as Lead Director since immediately following the 2015 Annual Meeting of Stockholders. The responsibilities of the Lead Director include:

•	coordinating the activities of the independent directors;

•	reviewing the Board meeting agendas and providing the Chairman with input on the agendas;

•	preparing the agendas for executive sessions of the independent directors and chairing those sessions;

•	facilitating communications between the Chairman and other members of the Board; and

•	coordinating the performance evaluation of the Chief Executive Officer.

The independent non-management directors of the Board meet separately as a group at every regularly scheduled Board meeting. The Lead

Director generally presides at these non-management executive sessions. During 2018, the Board held seven meetings.

The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having the Chief Executive Officer also serve as Chairman of the Board.

The Chief Executive Officer, as the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to oversee discussion on business and strategic issues. Coupled with the existence of a Lead Director and regular executive sessions of the non-management directors, this structure provides independent oversight, including risk oversight, while facilitating the exercise of the Board’s responsibilities.

During 2018, each director attended more than 75% of the aggregate number of meetings of the Board and of committees of the Board of which he or she was a member. The Company encourages its directors to attend the annual meeting of stockholders but has no formal policy with respect to that attendance. All of the current directors, with the exception of Mr. Parry, attended the 2018 Annual Meeting of Stockholders.

Board’s Role in Risk Oversight

The Board oversees an annual assessment of enterprise risk exposure, and the management of such risk, conducted by the Company’s executives.

When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term performance and enhance stockholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management the means by which to control risk.

Board and Committee Assessment Process

On an annual basis, the Board and each Committee conduct assessments, which consist of written self-assessment questionnaires, supplemented by individual interviews of each director conducted by the Chair of the Nominating and Corporate Governance Committee. The results of the assessment process are then reviewed and discussed by the Board and each Committee and have led to process and oversight improvements.

Board’s Engagement with Management

The Board approves the Company’s executive officers, delegates responsibilities for the conduct of the Company’s operations to those officers, and monitors their performance. In addition, members of the Board informally mentor executive officers, meeting with such officers individually to share insights and experiences accumulated over the course of the directors’ careers.

Each year, some directors visit Company manufacturing facilities and meet with their leaders, and some directors attend the Company’s annual global leadership conference of about 150 leaders. In addition, each year the Board holds at least one meeting at a Company manufacturing facility where all directors attend a daily management meeting, receive a tour of the facility and participate in an operational review with senior leadership.

Board’s Role in Talent Development and Strategic Planning

Our Board calendar includes at least one meeting per year at which the Board participates in an extensive review of the Company’s talent management and retention strategies, leadership development pipeline and succession plans for senior management.

Each fall the Board participates in a multi-day three-year enterprise strategy review with the Company’s executive officers and other senior management. Management and the Board agree upon a strategy and it is used as a lens for decision making at each Board meeting following the annual comprehensive review. As a result, strategy discussions are a regular feature of Board meetings throughout the year.

Director Onboarding and Education

All new directors participate in our director onboarding program. The onboarding process includes in-person meetings at the Company’s headquarters with senior leaders to familiarize new directors with the Company’s strategic vision, values and culture; operational and financial reporting structure; and legal, compliance and governance framework. In addition, new directors have also attended training courses led by IDEX senior leaders covering the 80/20 business process that serves as the foundation of IDEX’s operating model and seeks to accelerate profitable growth by focusing resources on our highest value opportunities.

The Board encourages all directors to participate in continuing director education programs, either individually or together with other Committee members, and directors are reimbursed for their expenses for such programs. Over the past eighteen months, directors attended off-site education seminars covering a variety of topics, including board and audit committee leadership, strategy, regulatory developments, diversity and inclusion, social media, emerging technologies and cybersecurity. In addition, last fall all directors participated in an educational session led by an outside expert on environmental, social and governance (ESG) topics, which was delivered as part of a regularly-scheduled Board meeting.

Investor Outreach

We value the input of our stockholders and believe that it is important to understand their questions and concerns about the Company. During 2018, we met with a number of our stockholders and prospective stockholders to answer questions about the Company and learn about matters that are important to them. We plan to continue our investor outreach efforts during 2019.

Corporate Social Responsibility

As an embodiment of our commitment to focus on what matters to our various stakeholders, in the summer of 2018, we partnered with a third-party facilitator to conduct a materiality assessment to help us identify and prioritize those ESG topics that are most impactful to IDEX and our stakeholders. These efforts are consistent with our mission to improve the lives of the more than 7,000 people who are part of the IDEX family, the communities in which we live and work, as well our investors, customers and users of our products. We utilized the results from the materiality assessment to inform our first Corporate Social Responsibility Report, which was published in March 2019 and is available under the Corporate Social Responsibility link on our website at www.idexcorp.com.

Communications with Our Board

Stockholders and other interested parties may contact the Board and the directors by writing to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045. Inquiries sent by mail will be reviewed, sorted and summarized by Ms. Cade before they are forwarded to any director.

BOARD COMMITTEES

Important functions of the Board are performed by committees comprised of members of the Board. There are three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has a written charter that is available on the Company’s website as described above.

Subject to applicable provisions of the Company’s Bylaws and based on the recommendations of the Nominating and Corporate Governance Committee, the Board as a whole appoints the members of each committee each year at its first meeting. The Board may, at any time, appoint or remove committee members or change the authority or responsibility delegated to any committee, subject to applicable law and NYSE listing standards.

The following table summarizes the current membership of the committees of the Board.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark A. Beck	Ö
Mark A. Buthman	Ö
William M. Cook	Ö
Katrina L. Helmkamp		Ö	Ö
Ernest J. Mrozek	Ö
David C. Parry		Ö	Ö
Livingston L. Satterthwaite		Ö	Ö
Cynthia J. Warner		Ö	Ö

Audit Committee

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•	monitor the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	monitor the qualifications, independence and performance of the Company’s independent auditor and monitor the performance of the Company’s internal audit function;
•	hire and fire the Company’s independent auditor and approve any audit and non-audit work performed by the independent auditor;

•	provide an avenue of communication among the independent auditor, management and the Board;

•	prepare the audit committee report that SEC rules require to be included in the Company’s annual proxy statement; and

•	administer the Company’s Related Person Transactions Policy (described further below).

While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure, and legal compliance. The Audit Committee receives an annual risk assessment report from the Company’s internal auditors and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report those exposures.

During 2018, Messrs. Beck, Buthman, Cook and Mrozek served as members of the Audit Committee, and the Board determined that each of them is an “audit committee financial expert,” as defined by SEC rules. Mr. Mrozek served as Chair of the Audit Committee during 2018 and through the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2018 in February 2019, after which Mr. Buthman was elected as Chair, effective as of March 2, 2019.

The Audit Committee has adopted a written Related Person Transactions Policy regarding the review, approval or ratification of transactions with related persons. All related person transactions are approved by the Audit Committee. If the transaction involves a related person who is an Audit Committee member or immediate family member of an Audit Committee member, that Audit Committee member will not be included in the deliberations or vote regarding approval. In approving the transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. At the first Audit Committee meeting of each calendar year, or a subsequent meeting if the Audit Committee so chooses, the Audit Committee reviews any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $10,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Audit Committee determines if it is in the best interests of the Company and its stockholders to continue, modify or terminate any such related person transactions.

During 2018, the Audit Committee held eight meetings.

Compensation Committee

The Compensation Committee’s primary purpose and responsibilities are to:

•	establish the Company’s compensation philosophy and structure the Company’s compensation programs to be consistent with that philosophy;

•	develop and recommend to the independent members of the Board for approval the compensation of the Chief Executive Officer;

•	approve the compensation of the executive officers of the Company (other than the Chief Executive Officer), the Chief Executive Officer’s direct reports and selected other managers identified by the Compensation Committee from time to time, and communicate such compensation decisions to the Board;
•	develop and recommend to the Board for approval the compensation of the Board;

•	review and recommend to the Board the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement; and

•	produce a Compensation Committee Report on executive compensation to be included in the Company’s annual proxy statement.

To assist the Compensation Committee in discharging its responsibilities, the Compensation Committee retained Frederic W. Cook & Co., Inc. (F.W. Cook) to act as an outside consultant. F.W. Cook is engaged by, and reports directly to, the Compensation Committee.

The Compensation Committee has reviewed the nature of the relationship between itself and F.W. Cook, including all personal and business relationships between the committee members, F.W. Cook and the individual compensation consultants who provide advice to the Compensation Committee. Based on its review, the Compensation Committee did not identify any actual or potential conflicts of interest in F.W. Cook’s engagement as an independent consultant.

F.W. Cook works with the Compensation Committee and management to structure the Company’s compensation programs and to evaluate the competitiveness of its executive compensation levels. F.W. Cook’s primary areas of assistance to the Compensation Committee are:

•	analyzing market compensation data for all executive positions;

•	advising on the structure of the Company’s compensation programs;

•	advising on the terms of equity awards;

•	assessing the relationship between named executive officer compensation and Company financial performance;

•	reviewing the risk associated with the Company’s compensation programs; and

•	reviewing materials to be used in the Company’s annual proxy statement.

F.W. Cook periodically provides the Compensation Committee and management market data on a variety of compensation-related topics. The Compensation Committee has authorized F.W. Cook to interact with the Company’s management, as needed, on behalf of the Compensation Committee, to obtain or confirm information.

During 2018, Ms. Helmkamp, Mr. Parry, Mr. Satterthwaite and Ms. Warner served as members of the Compensation Committee. None of these directors (i) was an officer or employee of the Company or any of its subsidiaries during 2018, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. There were no relationships between the Company’s executive officers and the members of the Compensation Committee that require disclosure under Item 407(e)(4) of Regulation S-K.

During 2018, the Compensation Committee held four meetings.

Nominating and Corporate Governance

Committee

The Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•	develop and recommend to the Board corporate governance principles and a code of business conduct and ethics;
•	develop and recommend criteria for selecting new directors;

•	identify individuals qualified to become directors consistent with criteria approved by the Board, and recommend that the Board select such individuals as nominees for election to the Board;

•	make recommendations to the Board regarding any director who submits an offer of resignation by reason of the plurality plus voting standard under the Company’s Corporate Governance Guidelines;

•	screen and recommend to the Board individuals qualified to become Chief Executive Officer in the event of a vacancy and any other senior officer whom the committee may wish to approve; and

•	oversee evaluations of the Board, individual Board members and Board committees.

It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s stockholders in accordance with the procedures described under “STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2020 ANNUAL MEETING OF STOCKHOLDERS” below. Stockholder nominees who are nominated in accordance with these procedures will be given the same consideration as nominees for director from other sources.

During 2018, Ms. Helmkamp, Mr. Parry, Mr. Satterthwaite and Ms. Warner served as members of the Nominating and Corporate Governance Committee.

During 2018, the Nominating and Corporate Governance Committee held three meetings.

COMPENSATION OF DIRECTORS

The objectives of our director compensation program are to attract highly-qualified individuals to serve on our Board and to align our directors’ interests with the interests of our stockholders. The Compensation Committee periodically reviews the program to ensure that it continues to meet these objectives.

The Company believes that to attract and retain qualified directors, pay levels should be targeted at the 50th percentile (or median) of pay levels for directors at comparable companies. On at least a biennial basis, the Compensation Committee, with the assistance of F.W. Cook, evaluates the competitiveness of director compensation. The primary reference point for the determination of market pay is the peer group of companies. The peer group used in this analysis was the same peer group used for the Company’s executive compensation analysis.

For further details on this topic, refer to “Peer Companies” under “Setting Executive Compensation” in the Compensation Discussion and Analysis below. Market composite data derived from pay surveys available to F.W. Cook and to the Company is also used.

Our director compensation for 2018 was as follows:

2018

Annual Retainer and Meeting Fees	$ 85,000

Committee Chair Retainer

Audit Committee	$ 15,000

Compensation Committee	$ 10,000

Nominating and Corporate Governance Committee	$ 10,000

Additional Lead Director Fees

Annual Retainer	$ 15,000

Annual Equity Grant (100% Restricted Stock Units)	$ 15,000

Value of Equity Grants Upon Initial Election to the Board (100% Restricted Stock Units)	Pro-rated annual grant

Value of Annual Equity Grants (100% Restricted Stock Units)	$130,000

Equity Grants

Under the Director Compensation Policy, equity grants upon initial election to the Board of Directors are made on the date of appointment. Initial equity grant values are equal to the annual grant value prorated for the remaining period of time until the next Annual Meeting. Annual equity grants to continuing directors are made on the date of the Annual Meeting. All grants are structured to provide 100% of the expected value in the form of restricted stock unit awards, and are made under the IDEX Corporation Incentive Award Plan (Incentive Award Plan).

The restricted stock units vest in full on the earliest of the third anniversary of the grant date, retirement, failure of the director to be re-elected to the Board, or a change in control of the Company. The restricted stock units are non-transferable until the recipient is no longer serving as a director, and are subject to forfeiture if the director terminates service as a director for reasons other than death, disability, retirement, or failure to be re-elected to the Board.

Since the start of 2015, directors have had the ability to defer payment of all or a portion of their annual equity grant.

Directors Deferred Compensation Plan

Under the Company’s Directors Deferred Compensation Plan, directors are permitted to defer their cash compensation as of the date their compensation would otherwise be payable. In general, directors must make elections to defer fees payable during a calendar year by the end of the preceding calendar year. Newly appointed directors have up to 30 days from their appointment to elect to defer future fees.

All amounts deferred are recorded in a memorandum account for each director and are credited or debited with earnings or losses as if such amounts had been invested in an interest- bearing account or certain mutual funds, at the option of the director. The deferred compensation credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable federal rate as of the first business day in November.

In accordance with SEC rules, no earnings on deferred compensation are shown in the Director Compensation table below because no “above market” rates were earned on deferred amounts in 2018. Directors must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments of up to 10 years, and to begin receiving distributions either at termination of Board service or at a future specified date.

If a director should die before all amounts credited under the Directors Deferred Compensation Plan have been paid, the unpaid balance in the participating director’s account will be paid to the director’s beneficiary. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

Stock Ownership Guideline

Under the Director Compensation Policy, non-management directors are subject to a stock ownership guideline. Non-management directors are required to maintain direct ownership of shares of Common Stock equal to or greater in value to five times the current annual Board service retainer. No non-management director is permitted to sell shares of Common Stock until the director satisfies the stock ownership guideline, and after a director meets the stock ownership guideline, the director may not sell shares if the sale would put the director below the stock ownership guideline.

As of March 15, 2019, all non-management directors were in compliance with the stock ownership guideline or the mandatory holding requirement until the ownership guideline is met.

2018 Director Compensation

The following table summarizes the total compensation earned in 2018 for the Company’s non-management directors. Mr. Silvernail receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Mark A. Beck	85,000	170,247(3)	—	255,247

Mark A. Buthman	85,000	130,000	—	215,000

William M. Cook	100,000	145,000	6,500	251,500

Katrina L. Helmkamp	85,000	130,000	—	215,000

Ernest J. Mrozek	100,000	130,000	10,000	240,000

David C. Parry	85,000	130,000	10,000	225,000

Livingston L. Satterthwaite	95,000	130,000	—	225,000

Cynthia J. Warner	95,000	130,000	—	225,000

(1)

Reflects the aggregate grant date fair value of the restricted stock units granted in 2018, determined in accordance with FASB ASC Topic 718 using the assumptions set forth in the footnotes to financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, assuming no forfeitures.

(2)	Reflects matching gifts of up to $10,000 per year directed to Internal Revenue Code 501(c)(3) tax-exempt, non-profit organizations under the IDEX Corporation Matching Gift Program.
(3)	Includes Mr. Beck’s prorated initial grant awarded upon his election to the Board, valued at $40,247.

Directors’ Outstanding Equity Awards at 2018 Fiscal Year End

The following table provides information on restricted stock units and stock option awards held by the Company’s non-management directors and the value of those awards as of December 31, 2018. All outstanding awards are in or exercisable for shares of Common Stock.

					Option Awards				Stock Awards
					Number of Securities Underlying Unexercised Options				Number of Shares or Units of Stock that Have Not Vested (#) (b)	Market Value of Shares or Units of Stock that Have Not Vested ($) (c)
Name	Grant Date	Type	# Shares (#)	Shares Exercised (#)	Exercisable (#) (a)	Unexercisable (#) (a)	Option Exercise Price ($)	Option Expiration Date
Mark A. Beck	01/02/18	RSU							310	39,141
	04/25/18	RSU							945	119,316
Mark A. Buthman	04/06/16	RSU							1,290	162,875
	02/22/17	RSU							1,290	162,875
	04/25/18	RSU							945	119,316
William M. Cook	02/23/10	NQSO	4,080	0	4,080	0	30.82	02/23/2020
	02/22/11	NQSO	3,190	0	3,190	0	40.89	02/22/2021
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/19/16	RSU							1,810	228,531
	02/22/17	RSU							1,450	183,077
	04/25/18	RSU							1,055	133,204
Katrina L. Helmkamp	02/19/16	RSU							1,610	203,279
	02/22/17	RSU							1,290	162,875
	04/25/18	RSU							945	119,316
Ernest J. Mrozek	07/01/10	NQSO	6,650	0	6,650	0	28.20	07/01/2020
	02/22/11	NQSO	3,190	0	3,190	0	40.89	02/22/2021
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/19/16	RSU							1,610	203,279
	02/22/17	RSU							1,290	162,875
	04/25/18	RSU							945	119,316
David C. Parry	12/06/12	NQSO	4,930	0	4,930	0	45.08	12/06/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/19/16	RSU							1,610	203,279
	02/22/17	RSU							1,290	162,875
	04/25/18	RSU							945	119,316
Livingston L. Satterthwaite	04/05/11	NQSO	4,800	0	4,800	0	45.16	04/05/2021
	02/21/12	NQSO	3,530	0	3,530	0	42.86	02/21/2022
	02/15/13	NQSO	3,075	0	3,075	0	50.45	02/15/2023
	02/20/15	RSU							1,405	177,395
	02/19/16	RSU							1,610	203,279
	02/22/17	RSU							1,290	162,875
	04/25/18	RSU							945	119,316
Cynthia J. Warner	02/15/13	NQSO	4,610	0	4,610	0	50.45	02/15/2023
	02/19/16	RSU							1,610	203,279
	02/22/17	RSU							1,290	162,875
	04/25/18	RSU							945	119,316

(a)	All options expire on the 10th anniversary of the grant date.
(b)	See footnote 1 to table under “SECURITY OWNERSHIP” below for vesting provisions.
(c)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2018.

SECURITY OWNERSHIP

The following table furnishes information as of March 15, 2019, except as otherwise noted, with respect to shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table, (iii) directors, nominees and executive officers of the Company as a group, and (iv) any person who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock.

Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Under SEC rules, the number of shares shown as beneficially owned includes shares of Common Stock subject to options that are exercisable currently or will be exercisable within 60 days of March 15, 2019. Shares of Common Stock subject to options that are exercisable within 60 days of March 15, 2019, are considered to be outstanding for the purpose of determining the percentage of shares held by a holder, but not for the purpose of computing the percentage held by others. An * indicates ownership of less than one percent of the outstanding Common Stock.

For purposes of the following table, the address for each of the directors, nominees for director and executive officers of the Company is c/o 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Directors and Nominees (other than Named Executive Officers):
Mark A. Beck(1)	1,255	*
Mark A. Buthman(1)	3,525	*
William M. Cook(1)	31,163	*
Katrina L. Helmkamp(1)	4,260	*
Ernest J. Mrozek(1)	25,205	*
David C. Parry(1)	17,030	*
Livingston L. Satterthwaite(1)	21,352	*
Cynthia J. Warner(1)	12,640	*
Named Executive Officers:
Andrew K. Silvernail(2)	505,794	*
William K. Grogan(2)(3)	38,885	*
Eric D. Ashleman(2)(3)	46,274	*
Denise R. Cade(2)(3)	16,827	*
Jeffrey D. Bucklew(2)	37,243	*
Directors, Nominees and All Executive Officers as a Group: (16 persons)(4)	945,651	1.2%
Other Beneficial Owners:
BlackRock Inc.(5)	7,982,637	10.4%
55 East 52nd Street New York, NY 10055
The Vanguard Group(6)	7,202,621	9.4%
100 Vanguard Blvd. Malvern, PA 19355
T. Rowe Price Associates, Inc.(7)	6,018,367	7.8%
100 East Pratt Street, Baltimore, MD 21202
Capital World Investors(8)	5,666,228	7.3%
333 South Hope Street, Los Angeles, CA 90071

(1)

Includes 13,875, 16,445, 8,005, 11,405 and 4,610 shares under exercisable options for Messrs. Cook, Mrozek, Parry and Satterthwaite, and Ms. Warner, respectively. Ms. Helmkamp, Mr. Buthman and Mr. Beck do not have any options. Includes 1,610 restricted stock units issued to Ms. Helmkamp and Mr. Satterthwaite on February 19, 2016, who each elected to defer vesting; 1,290 restricted stock units issued to Mr. Buthman on April 6, 2016, for which Mr. Buthman elected to defer vesting; 1,290 restricted stock units issued to each of Ms. Helmkamp and Messrs. Buthman, Mrozek, Parry and Satterthwaite and Ms. Warner on February 22, 2017, which vest on February 22, 2020 (except for Messrs. Buthman and Satterthwaite, who each elected to defer vesting); 1,450 restricted stock units issued to Mr. Cook on February 22, 2017, which vest on February 22, 2020; 310 restricted stock units issued to Mr. Beck on January 2, 2018, for which Mr. Beck elected to defer vesting; 945 restricted stock units issued to each of Ms. Helmkamp and Messrs. Beck and Buthman, Mrozek, Parry and Satterthwaite and Ms. Warner on April 25, 2018, which vest on April 25, 2021 (except Messrs. Beck, Buthman and Satterthwaite, who each elected to defer vesting); and 1,055 restricted stock units issued to Mr. Cook on April 25, 2018, which vest on April 25, 2021. The restricted shares and restricted stock units held by Messrs. Beck, Buthman and Cook, Ms. Helmkamp, Messrs. Mrozek, Parry, and Satterthwaite, and Ms. Warner may vest earlier than the dates indicated above upon a change in control of the Company, retirement, or failure to be re-elected to the Board. All shares of restricted stock and restricted stock units are eligible for dividends.

(2)	Includes 331,686, 31,559, 17,369, 36,115 and 10,150 shares under exercisable options for Messrs. Silvernail, Grogan, Ashleman and Bucklew and Ms. Cade, respectively.
(3)

Includes 5,485 shares of restricted stock issued to Mr. Grogan on January 3, 2017, which vest on January 3, 2020. Such shares of restricted stock are eligible for dividends and shall vest provided that Mr. Grogan is employed on the vesting date. The restricted shares may vest earlier than the dates indicated below upon a change in control of the Company and certain other events. See “Outstanding Equity Awards at 2018 Fiscal Year End” under “EXECUTIVE COMPENSATION.”

(4)	Includes 593,670 shares under options that are exercisable currently or will be exercisable within 60 days of March 15, 2019, and 31,980 unvested shares of restricted stock or restricted stock units.
(5)

Based solely on information in Schedule 13G, as of December 31, 2018, filed by BlackRock Inc. (BlackRock) with respect to Common Stock owned by BlackRock and certain subsidiaries including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. BlackRock has sole power to vote or to direct the vote of 7,459,538 shares of Common Stock and sole power to dispose or to direct the disposition of all 7,982,637 shares of Common Stock.

(6)

Based solely on information in Schedule 13G, as of December 31, 2018, filed by Vanguard Group (Vanguard) with respect to Common Stock owned by Vanguard and certain subsidiaries. Vanguard reports beneficial ownership of shares for itself, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary. Vanguard has sole power to vote or to direct the vote of 58,192 shares of Common Stock, shared power to vote or direct the vote of 14,851 shares of Common Stock, sole power to dispose or to direct the disposition of 7,134,363 shares of Common Stock and shared power to dispose or to direct the disposition of 68,258 shares of Common Stock.

(7)

Based solely on information in Schedule 13G, as of December 31, 2018, filed by T. Rowe Price Associates, Inc. (Price Associates). Price Associates has sole power to vote or to direct the vote of 2,173,360 shares of Common Stock and sole power to dispose or to direct the disposition of all 6,018,367 shares of Common Stock.

(8)

Based solely on information in Schedule 13G, as of December 31, 2018, filed by Capital World Investors, a division of Capital Research and Management Company (Capital World). Capital World has sole power to vote or to direct the vote of 5,647,437 shares of Common Stock and sole power to dispose or to direct the disposition of all 5,666,228 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, and compensation decisions made under those programs for our named executive officers (NEOs) for fiscal year 2018, who are listed below.

Name	Title
Andrew K. Silvernail	Chairman, President and Chief Executive Officer
William K. Grogan	Senior Vice President and Chief Financial Officer
Eric D. Ashleman	Senior Vice President and Chief Operating Officer
Denise R. Cade	Senior Vice President, General Counsel and Corporate Secretary
Jeffrey D. Bucklew	Senior Vice President and Chief Human Resources Officer

Principles of Our Compensation Programs

Pay-for-Performance	The key principle of our compensation philosophy is pay-for-performance.
Alignment with Stockholders’ Interests	We reward performance that meets or exceeds the performance goals that the Compensation Committee establishes with the objective of increasing stockholder value.
Variation Based on Performance

We favor variable pay opportunities that are based on
performance over fixed pay. The total compensation received by our NEOs varies based on corporate and individual performance measured against annual and long-term goals.

Compensation Philosophy

The following table describes our compensation philosophy that guides our pay programs, structure and decisions.

Compensation Philosophy	How We Deliver
Attract and retain an effective management team

•  We offer a total pay package that consists of both compensation and benefits that are targeted to be competitive with the market.

•  We seek to retain our executives by regularly benchmarking our total compensation package relative to companies of similar size, scope and complexity — our peer group is constructed to include companies within an appropriate range of revenue and market capitalization values.

Motivate and reward management team with a focus on pay-for-performance

•  We tie a meaningful portion of total compensation to financial and stock price performance – between 70% to 80% of our compensation mix is tied to performance.

•  Our compensation program provides a mix of base salary, short-term incentives and long-term incentives — the balance of our compensation elements provides direct line

Compensation Philosophy	How We Deliver

of sight with our objectives, motivating executives to outperform on our goals.

•  In line with our compensation philosophy to align pay and performance, when the Company outperforms the goals in our incentive plans, payouts can result in above market median levels.

Create a strong financial incentive that aligns with our stockholders and long-term objectives

•  Through a combination of appropriate performance metrics and targets, executives are paid according to how the Company performs.

•  Specific financial measures used in our incentive programs include:

–  Earnings per share (EPS), cash flow conversion, and organic sales growth in our short-term incentive plan; and

–  Total stockholder return (TSR) relative to companies in the Russell Midcap Index in our long-term incentive plan.

Align the interests of management and stockholders	• In order to emphasize long-term stockholder returns, we require our executives to maintain significant stock ownership levels through the use of stock ownership guidelines.

Governance Best Practices

The Company employs compensation principles in delivering executive pay that we believe are supportive of the business strategy and governance best practices.

What We Do

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Annual Say-on-Pay Vote: We conduct an annual say-on-pay advisory vote. At our 2018 Annual Meeting of Stockholders, more than 98% of the votes cast on the say-on-pay proposal were in favor of the fiscal year 2017 compensation of our NEOs.

Ö

Clawback Policy: Our clawback policy allows the Board to recoup any excess incentive compensation paid to our executive officers and other employees if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer or other employee.

Ö	Short-Term and Long-Term Incentives/Measures: Our annual and long-term plans provide a balance of incentives and include different measures of performance.

Ö	Independent Compensation Consultant: The Compensation Committee engages an independent compensation consultant, who does not provide any services to management.

Ö

Stock Ownership Guidelines: To further align the interests of management and our directors with our stockholders, we have significant stock ownership guidelines, which require our executive officers and directors to hold a multiple of their annual compensation in Common Stock.

Ö	Limited Perquisites and Related Tax Gross-Ups: We provide limited perquisites and tax gross-ups.

Ö

Mitigate Inappropriate Risk Taking: In addition to our clawback policy, stock ownership guidelines and prohibition of hedging and pledging, we structure our compensation programs so that they minimize inappropriate risk taking by our executive officers and other employees, including using multiple performance metrics and multi-year performance periods and capping our annual incentive awards and performance share awards.

What We Don’t Do

×

Gross-ups for Excise Taxes: Our executive severance agreements do not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change in control.

×	Reprice Stock Options: Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

×	Fixed Term Employment Agreements: Employment of our executive officers (other than our CEO) is “at will” and may be terminated by either the Company or the employee at any time.

×	Hedging and Pledging: Our insider trading policy prohibits all employees and directors from hedging their economic interest in the Common Stock they hold.

Performance Highlights and Impact on Incentive Compensation

On a three-year basis, IDEX’s TSR was 76%, versus 30% for the median of the companies in the Russell Midcap Index and 42% for the median of Company’s peer group.

IDEX had a record year in 2018, as the Company continued to perform against its strategic and business plans, with orders and sales up 7% and 9%, respectively, compared to the prior year. The performance highlights and significant recent accomplishments highlighted in the chart below are closely related to performance metrics under our executive compensation programs.

*

A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2018. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

Key Takeaways of our 2018 Executive Compensation Program

For 2018, our executive compensation programs were designed to directly link compensation opportunities to the financial performance metrics that we believe are the best measures of success in our business: EPS, cash flow conversion, organic sales growth and relative TSR.

•	The 2018 bonus payouts were 164% of target, which reflect record performance.

•

Our TSR for the 2016-2018 period was 76%, which resulted in an 83rd percentile performance compared to the companies in the Russell Midcap Index and resulted in a 250% payout of performance stock units (PSUs).

•

The 2018 long-term incentive awards were granted at values greater than the 2017 awards, reflecting financial and operational outperformance against peers and prior-year goals, including historically strong stock price performance. This resulted in a 2018 long-term incentive grant value for Mr. Silvernail that was 19% greater than his 2017 grant. See “2018 Long-Term Incentive Awards” under “Compensation Discussion and Analysis — 2018 Executive Compensation Program” for further details.

NEO Compensation Aligns with Company Performance

The compensation opportunities of our executives are directly tied to the performance of the Company. Our pay-for-performance philosophy is demonstrated by the following elements of our executive compensation program for 2018:

Approximately 83% of our CEO’s 2018 total targeted pay was performance-based, and an average of approximately 71% of our other NEOs’ total targeted pay in 2018 was performance-based. The charts below show the allocation of 2018 targeted pay across base salary, the annual cash incentive award, and the long-term incentive award for our CEO and other NEOs.

In 2018, our long-term incentives continued to represent the single largest component of our CEO’s and other NEOs’ targeted pay, representing approximately 63% and 50% of total targeted pay, respectively.

Maintaining a balanced perspective is a core part of the Company’s business strategy, which requires employees to take calculated risks to capitalize on anticipated changes in the Company’s numerous businesses. The Compensation Committee believes that balancing the proportion of cash and non-cash awards, as well as short-term versus long-term awards, is important to motivate performance while mitigating risk. Cash-based awards are important in motivating executives for the short-term, while long-term incentives focus executives who have the greatest ability to impact business results on managing the business for the long-term, and reinforce the link between their earnings opportunity and the long-term growth of the Company.

Our 2018 incentive awards are directly tied to performance metrics that balance absolute and relative performance goals: EPS, cash flow conversion, organic sales growth and TSR (measured on a relative basis). We believe these are the best measures of our financial success and support the creation of stockholder value.

Role of Say-on-Pay

The Company held an advisory vote on executive compensation (say-on-pay) at the Company’s 2018 Annual Meeting of Stockholders. The say-on-pay advisory vote received support from over 98% of the shares voted at the 2018 Annual Meeting. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Accordingly, the Compensation Committee did not make any material changes to the underlying structure of our executive compensation program for fiscal year 2018. The Compensation Committee will continue to review and consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

2018 Executive Compensation Program

The following discussion describes our 2018 compensation elements and 2018 compensation decisions related to our NEOs.

2018 Key Compensation Elements

The material elements of 2018 compensation for the NEOs are outlined below:

Element	Type of Pay	Purpose	General Characteristics
Base Salary	Fixed	Provides a fixed level of current cash compensation consonant with the executive’s primary duties and responsibilities and necessary to attract, retain and reward NEOs.	Reviewed annually and adjusted as necessary to reflect market changes, salary budgets and individual performance.
Short-Term Incentives — Annual Bonus	Performance- Based	Focuses NEOs on annual performance by rewarding corporate and individual performance and achievement of pre-determined goals.	Variable cash payments. Annual awards based on performance against pre-determined individual and corporate performance goals.
Long-Term Incentives — Stock Options	Performance- Based	Provides retention through vesting schedules and aligns each NEO’s interests with long-term stockholder interests by linking a substantial portion of each executive’s compensation to increases in the price of Common Stock.	Variable compensation based on stock value. Options are granted with exercise prices not less than fair market value at grant date and vest ratably over four years.
Long-Term Incentives — PSUs	Performance- Based	Ties long-term compensation to relative performance, further aligning the interests of NEOs with stockholders.	PSUs vest based on continued service and relative total shareholder return compared to companies in the Russell Midcap Index over a cumulative three-year period.
Retirement/Other	Fixed/ Voluntary	Provides overall wealth accumulation and retention.	Various market-based retirement and welfare benefits and perquisites.

Base Salary

Base salaries are reviewed annually and may be adjusted to reflect market data, as well as individual responsibility, experience and performance. The table below highlights the change in 2018 base salary for each NEO, reflecting one or more of the following: annual merit increase, market and performance-related adjustments.

NEO	2017 Base Salary Rate ($)	2018 Base Salary Rate ($)	Percentage Increase
Andrew K. Silvernail	983,400	1,000,000	2%
William K. Grogan	437,800	470,000	7%
Eric D. Ashleman	530,500	585,000	10%
Denise R. Cade	445,600	460,000	3%
Jeffrey D. Bucklew	377,300	400,000	6%

Short-Term Incentives

The Company administers the short-term incentive plan under the Management Incentive Compensation Plan (MICP). The amount of the annual cash bonus paid to each participant is determined under the following formula:

Annual Bonus = Base Salary x Individual Target Bonus Percentage x Business Performance Factor

Individual Target Bonus Percentage for the year is a percentage of the participant’s base salary and is based on the participant’s position and market data. The Business Performance Factor (discussed in more detail below) is calculated based on measurable corporate quantitative objectives, which are given a combined 70% weighting, and one strategic measure with a 30% weighting.

For 2018, the measurable quantitative objectives within the Business Performance Factor were adjusted EPS and adjusted cash flow conversion. Adjusted EPS excludes from reported earnings per share the impact of acquisition and divestiture-related income and charges, and restructuring charges (EPS Adjustments). Adjusted cash flow conversion is cash flow as a percent of net income excluding the impact of the EPS Adjustments. The payout of each quantitative objective is a function of the amount by which actual performance exceeds or falls short of goal, with a maximum payout of 200% of target for each objective.

For 2018, the 30% strategic measure was organic sales growth. Organic sales growth is a critical business metric and helps identify the underlying health of the Company’s businesses and management’s ability to increase sales through innovation and customer focus. Organic sales is defined as net sales of the Company adjusted to exclude the impact of foreign currency translation and sales from acquired businesses during the first twelve months of ownership. The goal for organic sales growth is established relative to expected growth in key markets, such as industrial, health and science instrumentation, energy and fire and rescue.

For 2018, the relative weightings and the performance against the quantitative and strategic measures resulted in a recommended Business Performance Factor of 164%, as shown in the table below.

MICP Objective	Goal	Actual*	Payout	MICP Weighting	Business Performance Factor

Adjusted EPS	$4.90	$5.41	180.8%	50%	90.4%

Adjusted Cash Flow Conversion	115%	107%	85.7%	20%	17.1%

Organic Sales Growth	4.0%	7.5%	187.5%	30%	56.3%

Total				100%	163.8%

*

A reconciliation from GAAP to non-GAAP financial measures and other related information is included in Item 6 of the Company’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2018. In addition to the adjustments noted in the Form 10-K, additional adjustments are used to determine the short-term incentive payouts, including adjustments related to acquisitions and divestitures, actual capital expenditures and actual share count compared to the annual plan.

The short-term incentive payments are included in the 2018 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column and summarized in the table below.

NEO	Base Salary Rate ($)	Target Incentive	Business Performance Factor	Actual 2018 Short- Term Incentive Award ($)
Andrew K. Silvernail	1,000,000	120%	164%	1,968,000
William K. Grogan	470,000	75%	164%	578,100
Eric D. Ashleman	585,000	80%	164%	767,520
Denise R. Cade	460,000	70%	164%	528,080
Jeffrey D. Bucklew	400,000	70%	164%	459,200

Prior to 2018, the Company also provided short-term incentive payments under the Incentive Award Plan (IAP) to allow performance-based bonuses to certain executives to be fully deductible under Internal Revenue Code (IRC) Section 162(m). The Tax Cut and Jobs Act eliminated the deductibility of excess qualified performance-based compensation under IRC Section 162(m). The MICP, under which the 2018 short-term incentives were administered, is the plan that governs annual incentives for the broader executive population and also the plan under which the CFO received short-term incentive awards prior to 2018 and final awards are calculated the same as those under the IAP.

2018 Long-Term Incentive Awards

Long-term incentive awards are generally made on an annual basis, or at the time of a special event (such as upon hiring or promotion). We typically grant awards on the date of the first

Board meeting of a year, or the date of the annual meeting of stockholders. We attempt to make awards during periods when we do not have non-public information that could impact our stock price. Working with its independent compensation consultant, the Compensation Committee granted long-term incentive awards to the NEOs in early 2018. Other than the CEO, each NEO has a long-term incentive target stated as a percentage of base salary. The long-term incentive targets are established on an individual basis taking into consideration market practice for each role, and individual impact and performance.

In 2018, the NEOs received annual long-term incentive awards consisting of PSUs and stock options, which are intended to emphasize the link between pay and performance. The target number of PSUs granted was determined by dividing the

PSU award value by the closing price of Common Stock on the date of grant. The number of stock options granted was determined by dividing the stock option award value by the grant date fair value, utilizing the Binomial lattice option-pricing model. For additional details of the assumptions made in the valuation of such awards, see note 14 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Compensation Committee may grant awards above or below target based on individual and Company performance. In 2018, the Committee reviewed the Company’s performance compared to one- and three-year TSR, revenue and EPS growth of companies in the executive pay peer group (listed below), as well as performance against strategic goals established at the beginning of the year. Based on this review, the Compensation Committee determined to grant above-target long-term incentive award values to the NEOs for 2018 due to the Company’s strong performance. The Compensation Committee intends to perform a similar review annually and may adjust annual long-term incentives above or below target levels as appropriate to support the Company’s pay-for-performance philosophy.

2018 CEO Awards. For 2018, the Board granted Mr. Silvernail an award at a value that was greater than his 2017 award based on the same analysis. The grant value was determined based on the Compensation Committee’s recommendation, which considered Mr. Silvernail’s compensation position relative to the market, his outstanding performance in leading the Company, and the Company’s strong performance during the prior three-year period. The following chart shows the grant value recommended by the Compensation Committee and approved by the Board, and the Summary Compensation Table reported value of Mr. Silvernail’s long-term incentive awards for 2017 and 2018. The Summary Compensation Table reported value reflects the grant date fair value determined in accordance with FASB ASC Topic 718. Similar to the other NEOs, the Compensation Committee and the Board will consider similar criteria in assessing future awards for Mr. Silvernail to determine whether an upward or downward adjustment is warranted.

	2017	2018
Grant Value	$4,400,000	$5,250,000
Reported Value	$4,930,360	$6,742,378

Objectives of Long-Term Incentive Vehicles

The Compensation Committee believes that PSUs and stock options both motivate management actions that drive the creation of stockholder value and promote executive stock ownership. However, each long-term incentive component has different characteristics. The value of the PSUs after the three-year performance period is directly linked to relative TSR, as described above, as well as the stock price movement during the performance period. Stock options provide value only to the extent that the Company’s stock price appreciates above the stock price on the date of grant.

PSU Design Features

The PSUs have a three-year performance period and measure the Company’s relative TSR against the TSR of companies in the Russell Midcap Index at the end of such period. If the Company achieves 50th percentile TSR performance as compared to the group of companies, each NEO will receive the target number of performance units, paid out in shares of Common Stock. Threshold performance is at the 33rd percentile, which will result in a payout equal to 33% of target; performance below this level will result in zero payout. Maximum payout is 250% of the target number of shares for 80th percentile performance or higher. Payouts are interpolated between the 33rd percentile and 50th percentile and between the 50th percentile and 80th percentile performance. Cumulative dividend equivalent payments will be made at the end of the performance period based on the number of shares of Common Stock received by each executive.

In selecting relative TSR as the measure, the Compensation Committee noted that TSR is highly correlated with a combination of other metrics that are important to the Company and to investors, notably: return on invested capital, operating profit margin and compound annual sales growth rate (CAGR).

Consistent with 2017, the Compensation Committee selected the Russell Midcap Index companies as the comparator group for relative TSR for the 2018 PSU grant. In selecting the Russell Midcap Index companies, the Compensation Committee’s objective was to have a sizeable group of companies similar in revenue and market capitalization to the Company. In addition, the Compensation Committee seeks to align with the mutual funds within the Company’s largest stockholders as they generally hold a broad range of investments covering multiple industries.

Our PSU grant for the 2016-2018 performance period resulted in a 250% payout based on a

76% TSR, which placed the Company in the 83rd percentile of companies in the Russell Midcap Index.

Setting Executive Compensation

Role of Compensation Committee

The Compensation Committee establishes the Company’s compensation philosophy, structures the Company’s compensation programs to be consistent with that philosophy, and approves each element of NEO compensation. In the case of the CEO, the Board reviews, ratifies and approves compensation recommendations made by the Compensation Committee.

The Compensation Committee performs periodic reviews of executive pay tally sheets. The tally sheets outline each executive’s recent annual target and actual pay history, unvested equity holdings and termination payments under various scenarios. Data from the tally sheets is considered by the Compensation Committee when setting target total compensation. Generally, the Compensation Committee reviews and adjusts target total compensation levels annually. Actual total compensation may vary from target based on performance and changes in stock price over time.

Generally, the amount of compensation realized historically, or potentially realizable in the future, from past equity awards does not directly impact the level at which future pay opportunities are set. When granting equity awards, the Compensation Committee considers market data and Company and individual performance.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain and replace, as necessary, compensation consultants to provide it with independent advice. The Compensation Committee has engaged F.W. Cook as its independent consultant to advise it on executive and non-employee director compensation matters. This selection was made without the input or influence of management.

Under the terms of its agreement with the Compensation Committee, F.W. Cook will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2018, F.W. Cook provided no services to the Company other than to advise the Compensation Committee on executive and non-employee director compensation issues. In its review, the Compensation Committee did not identify any conflicts of interest raised by the work F.W. Cook performed in fiscal year 2018, nor any business or personal relationships that would impair F.W. Cook’s independence.

Setting Individual Executive Pay

The Compensation Committee formulates a recommendation of CEO pay based on the financial and operating performance of the Company, the Compensation Committee’s assessment of the CEO and a thorough review of the market benchmarking data discussed below. The CEO pay recommendations put forth by the Compensation Committee are then reviewed and subject to approval by the Board.

The pay packages for the other NEOs are set by the Compensation Committee after taking into consideration the recommendations of the CEO. Individual pay decisions are based on an assessment of the individual executive, utilizing the following criteria:

1.	Contribution

•	Value to IDEX; short- and long-term

•	Individual contribution and impact to team performance

2.	Market attractiveness

•	Supply-demand of role

•	Experience, background, track record

3.	Replacement difficulty

•	Challenge of replacing the role with equivalent capability

4.	Experience in role

•	Overall experience in current or similar role

5.	Company Performance

•	In determining the long-term incentive award value, the Compensation Committee reviews the Company’s performance relative to our peers against key performance indicators, including growth and returns and stock price performance

•	The Compensation Committee has the latitude to adjust awards up and down relative to the executives’ target

The Compensation Committee reviews pay data from two primary sources (third party surveys and peer company data) as one input in determining appropriate target compensation levels. The Compensation Committee utilizes the expertise of its independent compensation consultant, F.W. Cook, in developing compensation recommendations for the NEOs, including the CEO. The Compensation Committee believes that to attract and retain qualified management, total direct compensation should be competitively targeted within a range that includes the market median for comparable positions at comparable companies, with market compensation data being only one of many factors considered by the Compensation Committee when setting the compensation levels for any particular executive. While an individual executive’s target compensation is positioned within the competitive range based on the individual factors listed above, actual compensation in any given year should and does vary from target based on Company and individual performance.

The Compensation Committee undertook a review and analysis to ensure that the 2018 executive compensation programs appropriately reflected the market for talent. The Compensation Committee considered relevant market pay practices to ensure the Company’s ability to recruit and retain high performing talent across its diversified markets and global footprint. Two surveys and a peer group analysis were utilized for the 2018 executive compensation market analysis for the NEOs.

Survey Data

The Willis Towers Watson Executive Compensation Database Survey and the Equilar Top 25 Survey were used because they include a broad range of manufacturing companies that are comparable to the Company in size, geography and industry.

Peer Companies

The peer group of companies identified below consists of companies that are similar to the Company in terms of their size (i.e., revenue, and market capitalization), diversified industry profile (ranging from customized manufacturing solutions to emerging markets in highly specialized health science technology), investment in research and development and global presence. In addition, the peer companies have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities. F.W. Cook reviewed the composition of the peer group used to benchmark pay in 2017 with the Compensation Committee. Based on that review, for 2018 the Compensation Committee removed CLARCOR Inc. because it was acquired by Parker-Hannifin Corporation.

Actuant Corporation
AMETEK, Inc.
Bruker Corporation
Colfax Corporation
Crane Co.
Donaldson Company, Inc.
Dover Corporation
Flowserve Corporation
Graco Inc.
ITT Corporation
KLA-Tencor Corporation
Lincoln Electric Holdings, Inc.
Nordson Corporation
Pentair Ltd.
PerkinElmer, Inc.
Roper Technologies, Inc.
SPX Flow, Inc.
Watts Water Technologies, Inc.
Woodward, Inc.
Xylem Inc.

The Compensation Committee believes that multiple data sources provide for a clearer perspective of the market. As such, with the assistance of management and F.W. Cook, the Compensation Committee developed an aggregate composite of the market data to establish target compensation levels for the executives weighted as follows:

Position(s)	Survey Weighting	Peer Group Weighting	Rationale
President and Chief Executive Officer; and Senior Vice President and Chief Financial Officer	20%	80%	Positions are required to be represented in all of the proxy peer group companies; closest representation of the corporate profile; balance of peer and survey data.
Senior Vice President, General Counsel and Corporate Secretary	70%	30%	Limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.
Senior Vice President and Chief Operating Officer; and Senior Vice President and Chief Human Resources Officer	100%	0%	Very limited number of position matches in the proxy group; pool for talent would include the broader industry representation in the survey data.

Other Compensation Components

Employee Benefits

The NEOs participate in group health, welfare and qualified retirement programs available to all of the Company’s employees. The NEOs also participate in nonqualified supplemental retirement plans, deferred compensation arrangements and supplemental disability benefits. Participation in these nonqualified plans is intended to provide the NEOs with the opportunity to accumulate retirement benefits at levels above the limitations imposed by tax qualified plans. For a more complete explanation of these plans, see the “Narrative to 2018 Summary Compensation Table,” the “Narrative to Nonqualified Deferred Compensation at 2018 Fiscal Year End Table,” and the discussion under “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Benefits

Each of the NEOs is entitled to severance benefits under the terms of written agreements in the event that their employment is actually or constructively terminated without cause. The amount of the benefit, which varies with the individual, depends on whether or not the termination is in connection with a change in control. The level of each NEO’s severance benefits reflects the Company’s perception of the market for their positions at the time the agreements were put in place. For additional information, see the section below entitled “Potential Payments upon Termination or Change in Control.”

Perquisites

The Compensation Committee believes in providing limited perquisites in line with market practice. The NEOs are provided a car allowance. The CEO is entitled to limited use of the Company’s leased aircraft for non-business purposes. For further details on these perquisites, see the “Narrative to 2018 Summary Compensation Table” below.

Other Executive Compensation Matters

Stock Grant Practices

For all newly issued stock option awards, the exercise price of the stock option award will be the closing price of Common Stock on the NYSE on the date of the grant. If the grant date for the annual awards falls on a weekend, the exercise price of stock option awards will be the closing price of Common Stock on the NYSE on the last trading day preceding the date of grant.

Stock Ownership

Consistent with its executive pay philosophy, the Company requires that executive officers maintain minimum ownership levels of Common Stock as follows:

Executive	Ownership as a Multiple of Base Salary
CEO	5x
CFO, COO	3x
Other NEOs	2x

NEOs must comply with these ownership requirements within five years of their date of hire or promotion. Counted for purposes of satisfying ownership requirements are shares directly owned, unvested restricted shares and PSUs at target. As of December 31, 2018, all NEOs met or exceeded the ownership guidelines.

Hedging and Pledging

All directors and officers of the Company are prohibited from (i) pledging Company securities (including through holding Company securities in margin accounts) and (ii) engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling, but not delivering, owned securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning Common Stock, such as zero-cost collars and forward sales contracts.

Clawbacks

To the extent not in violation of applicable law, the Company reserves the right to recover, or clawback, from current or former directors and officers any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee that:

•	the Company’s financial statements have been restated due to material noncompliance with any financial reporting requirement;

•	the cash incentive or equity compensation to be recouped was calculated on, or its realized value was affected by, the financial results that were subsequently restated;

•	the cash incentive or equity compensation would have been less valuable than that actually awarded or paid based upon the application of the correct financial results; and

•	the pay affected by the calculation was earned or awarded within three years of the restatement.

Tax Gross-Up Provisions

The Company has not entered into any new agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control since the adoption of such a policy by the Compensation Committee in February 2011. No executives are eligible for an excise tax gross-up.

The Compensation Committee has exclusive authority to modify, interpret and enforce this policy in compliance with applicable law.

Accounting and Tax Implications — Deductibility of Executive Compensation

In developing compensation programs, the Compensation Committee reviews the estimated accounting and tax impact of all elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon payment to, or realization by, the executive. Previously, many of the awards granted were generally intended to satisfy the requirements for performance-based compensation under IRC Section 162(m). However, the Tax Cuts and Jobs Act (the “Act”), which became law on December 22, 2017, significantly amended IRC Section 162(m). Pursuant to the Act, the definition of “covered employees” under IRC Section 162(m) was amended to expand the scope of executive officers subject to the deduction limitation, including coverage of a company’s chief financial officer. The Act also eliminated the performance-based compensation exception with respect to tax years beginning January 1, 2018, but included a transition rule with respect to compensation that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and not materially modified after that date. Accordingly, commencing in 2018, the Company’s tax deduction with regard to compensation of “covered employees” is limited to $1 million per taxable year for each officer.

While it is a goal of the Compensation Committee to maximize the deductibility of executive compensation, the Compensation Committee retains the discretion to compensate officers in a manner commensurate with performance and the competitive environment for executive talent, while also consistent with its compensation philosophy and in the Company’s and its stockholders’ best interests. Accordingly, achieving these goals may have resulted (and may continue to result, in light of the recent changes in law) in compensation that, in certain cases, is not deductible for federal income tax purposes. The Compensation Committee did not make any significant changes to the Company’s executive compensation program for 2018 in response to the changes to IRC Section 162(m).

Risk Assessment

The Compensation Committee periodically reviews the potential risks arising from our compensation policies, practices and programs to determine whether any potential risks are material to the Company. In approving the 2018 compensation program design, the Compensation Committee engaged in discussions with its independent compensation consultant and management regarding any potential risks and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incentivize employees, including executive officers, to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

In this review, the Compensation Committee considered the attributes of the Company’s policies and practices, including:

•	the mix of fixed and variable compensation opportunities;

•	the balance between annual cash and long-term, stock-based performance opportunities;

•	multiple performance factors tied to key measures of short-term and long-term performance that motivate sustained performance and are based on quantitative measures;

•	caps on the maximum payout for cash incentives;

•	stock ownership requirements for executives that encourage a long-term focus on performance;

•	an insider trading policy that prohibits hedging and pledging;

•	a clawback policy that applies to performance-based compensation, including stock-based awards, for directors and officers; and

•	oversight by an independent compensation committee.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed its contents with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Livingston L. Satterthwaite, Chair

Katrina L. Helmkamp

David C. Parry

Cynthia J. Warner

2018 Summary Compensation Table

The table below and related footnotes summarize the total compensation earned or paid in 2018, 2017 and 2016 for the Company’s CEO, CFO, and each of the three most highly compensated executive officers other than the CEO and CFO.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Compensation Plan ($) (3)	All Other Compensation ($) (4)	Total ($)
Andrew K. Silvernail, Chairman, President and Chief Executive Officer	2018	996,808		4,117,376	2,625,002	1,968,000	418,464	10,125,650
	2017	977,900		2,730,307	2,200,053	1,779,954	343,028	8,031,242
	2016	949,347		3,726,999	2,500,008	1,203,048	268,444	8,647,846
William K. Grogan, Senior Vice President and Chief Financial Officer (5)	2018	463,808		785,139	500,181	578,100	123,367	2,450,595
	2017	429,688		921,635	839,392	554,693	79,829	2,825,237

Eric D. Ashleman, Senior Vice President and Chief Operating Officer	2018	574,519		1,114,356	710,045	767,520	156,558	3,322,998
	2017	527,519		760,412	612,540	720,154	129,352	2,749,977
	2016	512,058		768,241	515,016	486,675	129,653	2,411,643
Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary	2018	457,231		701,752	447,620	528,080	127,374	2,262,057
	2017	443,100		431,710	347,593	524,248	104,609	1,851,260
	2016	430,128	228,000	354,873	238,004	327,046	72,659	1,650,710
Jeffrey D. Bucklew, Senior Vice President and Chief Human Resources Officer (5)	2018	395,635		533,894	340,032	459,200	109,081	1,837,842
	2017	375,185		359,951	290,043	478,039	91,305	1,594,523

(1)

Reflects the aggregate grant date fair value of restricted stock awards and PSUs for the year indicated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards granted in 2018, see note 14 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. For PSUs granted in 2018, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2018 based on the maximum level of performance is as follows: Mr. Silvernail, $10,293,440; Mr. Grogan, $1,962,847; Mr. Ashleman, $2,785,889; Ms. Cade, $1,754,379; and Mr. Bucklew, $1,334,736. All shares of restricted stock are eligible for dividend equivalent payments when paid on Common Stock and, with respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

(2)

Reflects the aggregate grant date fair value for the year indicated in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of stock options granted in 2018, see note 14 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(3)

For 2018, reflects the annual cash bonus under the MICP; for prior years, reflects Messrs. Silvernail’s, Ashleman’s and Bucklew’s, and Ms. Cade’s annual cash performance award under the IAP and the annual cash bonus under the MICP for Mr. Grogan, in each case, earned in the year reported.

(4)	Consists of the following for 2018:

Name	Company Contribution to 401(k) Plan, Defined Contribution Plan and Accrued SERP Benefits ($)	Automotive, Supplemental Disability ($) (a)	Aircraft ($) (b)	Total ($)

Andrew K. Silvernail	289,291	28,191	100,982	418,464

William K. Grogan	101,850	21,517	-	123,367

Eric D. Ashleman	134,716	21,842	-	156,558

Denise R. Cade	102,713	24,661	-	127,374

Jeffrey D. Bucklew	86,787	22,294	-	109,081

(a)	Consists of auto and gas allowance and supplemental disability premiums.
(b)

Represents Mr. Silvernail’s personal use of the Company’s leased aircraft. The Company’s methodology for calculating the value of the personal use of the Company leased aircraft is to calculate the incremental costs of such usage to the Company, which includes fuel, landing fees, hangar fees, catering, additional expenses related to the crew and other expenses which would not have otherwise been incurred by the Company if the aircraft had not been used for personal travel.

(5)	Messrs. Grogan and Bucklew were not NEOs in 2016.

Narrative to 2018 Summary Compensation Table

Perquisites and Supplemental Disability

In addition to benefits generally available to all other U.S.-based non-union employees, the CEO and other NEOs receive an auto allowance and participate in a supplemental long-term disability program. The supplemental disability benefit is in addition to the group long-term disability benefit generally available to all U.S.-based non-union employees. The group long-term disability plan provides an annual benefit of 60% of the first $300,000 of base salary, or an annual maximum benefit of $180,000 per year. For the NEOs, the supplemental program provides an annual benefit of 60% of their base salary above $300,000, with a maximum supplemental benefit of $60,000 per year. The CEO is also offered the personal use of the Company leased aircraft (limited to 25 hours per year covered by the Company and up to an additional 25 hours per year for which the CEO is required to reimburse the Company for all incremental costs related to such additional use).

Retirement Benefits

The Company maintains a tax-qualified retirement plan for employees, the IDEX Corporation Savings Plan, in which the CEO and other NEOs participate, which consists of a 401(k) with a prescribed matching contribution (401(k)) and a defined contribution portion (Defined Contribution).

Defined Contribution

The Defined Contribution portion of the IDEX Corporation Savings Plan is an ongoing tax-qualified “defined contribution” plan that provides contributions based on a participant’s compensation and a combination of the participant’s age and years of service as shown below:

Age + Years of Service	Company Contribution
Less than 40	3.5% of Eligible Compensation
40 but less than 55	4.0% of Eligible Compensation
55 but less than 70	4.5% of Eligible Compensation
70 or more	5.0% of Eligible Compensation

Under the plan, participants are entitled to receive the lump-sum value of their vested account at termination of employment subject to distribution rules under the law. Account balances are 100% vested after three years of service.

401(k)

The 401(k) is an ongoing tax-qualified “401(k)” plan that provides a matching contribution based on the employee’s contribution up to 8% of eligible compensation. The maximum matching contribution by the Company is 4% of eligible compensation. The matching contribution vests 20% for each year of service and is 100% vested after 5 years of service.

2018 Grants of Plan-Based Awards

The following table provides information on plan-based awards for all NEOs for 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew K. Silvernail	02/22/2018	0	1,200,000	2,400,000	6,337	19,010	47,525	-	69,170	138.12	6,742,378
William K. Grogan	02/22/2018	0	352,500	705,000	1,208	3,625	9,063	-	13,180	138.12	1,285,320
Eric D. Ashleman	02/22/2018	0	468,000	936,000	1,715	5,145	12,863	-	18,710	138.12	1,824,401
Denise R. Cade	02/22/2018	0	322,000	644,000	1,080	3,240	8,100	-	11,795	138.12	1,149,372
Jeffrey D. Bucklew	02/22/2018	0	280,000	560,000	822	2,465	6,163	-	8,960	138.12	873,926

(1)

Amounts reflect payment levels under the MICP at a percentage of base salary for each executive and a Business Performance Factor of 0% for threshold, 100% for target and 200% for maximum. See “Short-Term Incentives” under “Compensation Discussion and Analysis — 2018 Executive Compensation Program.” The amounts actually earned by the NEOs are reflected in the Non-Equity Incentive Plan Compensation column in the 2018 Summary Compensation Table.

(2)

Reflects the range of the number of shares of Common Stock that could be issued pertaining to the PSUs awarded in 2018 under the IAP. The target number of PSUs is used to determine the grant date fair value for this award.

(3)	Reflects closing price of Common Stock on the grant date, which is the fair market value of the stock under the terms of the IAP.
(4)

Represents the grant date fair value of PSUs and stock options granted under the IAP to each NEO in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of those awards, see note 14 “Share-Based Compensation” of the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. For PSUs, the grant date fair value is based on the probable outcome of the related performance conditions which reflects the target level of performance. The grant date fair value of the PSUs granted in 2018 based on the maximum level of performance is as follows: Mr. Silvernail, $10,293,440; Mr. Grogan, $1,962,847; Mr. Ashleman, $2,785,889; Ms. Cade, $1,754,379; and Mr. Bucklew, $1,334,736. With respect to PSUs, cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period. For options, the actual value an NEO realizes from the stock option will depend on the difference between the market price of the underlying share at exercise and the exercise price of the stock option established at the time of the grant.

Narrative to 2018 Grants of Plan-Based Awards Table

Stock options awarded to the NEOs in 2018 had the following characteristics:

•	all are nonqualified stock options;

•	all have an exercise price equal to the closing price of Common Stock on the grant date;

•	all vest annually in equal amounts over a four-year period based on the NEO’s continued service;

•

all vest upon retirement if retirement eligible (for the CEO as defined in his employment agreement and for NEOs other than the CEO, NEO is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); and

•	all expire 10 years after the date of grant.

PSUs awarded to the NEOs in 2018 had the following characteristics:

•	all have a three-year performance period with vesting based on relative TSR and the NEO’s continued service;

•

all shares vest upon retirement if the NEO is retirement eligible (for the CEO as defined in his employment agreement and for NEOs other than the CEO, the NEO is retirement eligible when he or she is at least age 50, with a minimum of five years of service, and the NEO’s age plus years of service equals 70); but are paid out only based on the Company’s actual TSR as compared to the companies in the Russell Midcap Index determined as of the last day of the performance period; and

•	cumulative dividend equivalents are paid based on actual number of shares delivered at the end of the performance period.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table provides information on all PSU, restricted stock and stock option awards held by the NEOs as of December 31, 2018.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#) (2)	Market Value of Shares of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Name	Exercisable (#) (1)	Unexercisable (#) (1)
Andrew K. Silvernail	81,120	-	72.73	02/13/2024	-	-	77,985	9,846,387
	64,338	21,447	78.43	02/20/2025
	67,935	67,935	74.74	02/19/2026
	22,793	68,382	93.27	02/22/2027
	-	69,170	138.12	02/22/2028
William K. Grogan	843	-	50.45	02/15/2023	5,485	692,536	12,725	1,606,659
	1,798	-	72.73	02/13/2024
	1,383		67.49	10/15/2024
	1,931	644	78.43	02/20/2025
	2,717	2,718	74.74	02/19/2026
	5,278	15,837	91.22	01/03/2027
	3,516	10,549	93.27	02/22/2027
	-	13,180	138.12	02/22/2028
Eric D. Ashleman	-	3,647	78.43	02/20/2025	-	-	21,570	2,723,429
	-	8,850	77.61	07/15/2025
	-	13,995	74.74	02/19/2026
	6,346	19,039	93.27	02/22/2027
	-	18,710	138.12	02/22/2028
Denise R. Cade	2,091	2,092	76.79	10/26/2025	-	-	12,565	1,586,457
	-	6,468	74.74	02/19/2026
	3,601	10,804	93.27	02/22/2027
	-	11,795	138.12	02/22/2028
Jeffrey D. Bucklew	8,755	-	72.73	02/13/2024	-	-	10,240	1,292,903
	6,885	2,295	78.43	02/20/2025
	6,620	6,620	74.74	02/19/2026
	3,005	9,015	93.27	02/22/2027
	-	8,960	138.12	02/22/2028

(1)

All options expire on the 10th anniversary of the grant date. Except as provided in the following sentence, all options vest 25% per year on the anniversary of the grant date. Mr. Ashleman’s July 15, 2015 grant vested 50% on July 15, 2018 and will vest 50% on July 15, 2019. Except with respect to Mr. Silvernail’s stock option grants (as discussed in “Potential Payments upon Termination or Change in Control”), all stock options granted prior to 2015 will vest 100% upon a change in control. Stock options granted in or after 2015 vest 100% upon a qualifying termination of employment following a change in control.

(2)

The following table sets forth grant and vesting information for the outstanding restricted stock awards for Mr. Grogan, the only NEO who holds an outstanding restricted stock award. The award will vest 100% upon a qualifying termination of employment following a change in control.

	Grant Date	Shares (#)	Market Value Per Share at Grant ($)	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Vesting
William K. Grogan	01/03/2017	5,485	91.22	5,485	692,536	100% vest on 01/03/2020

(3)	Determined based upon the closing price of the Company’s Common Stock on December 31, 2018 of $126.26.

(4)

Represents the number and value of outstanding PSU awards based on performance as of December 31, 2018 as set forth in the following table. Actual number of shares delivered upon vesting will be based on performance through December 31, 2019 for the 2017 PSU award and performance through December 31, 2020 for the 2018 PSU award. The 2017 PSU awards are disclosed at the maximum 250% of the target and the 2018 PSU awards are disclosed at 100% of the target based on performance through December 31, 2018.

	Grant Date	Number of PSUs (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting
Andrew K. Silvernail	02/22/2017	23,590	7,446,184	Award vests on 12/31/2019
	02/22/2018	19,010	2,400,203	Award vests on 12/31/2020
William K. Grogan	02/22/2017	3,640	1,148,966	Award vests on 12/31/2019
	02/22/2018	3,625	457,693	Award vests on 12/31/2020
Eric D. Ashleman	02/22/2017	6,570	2,073,821	Award vests on 12/31/2019
	02/22/2018	5,145	649,608	Award vests on 12/31/2020
Denise R. Cade	02/22/2017	3,730	1,177,375	Award vests on 12/31/2019
	02/22/2018	3,240	409,082	Award vests on 12/31/2020
Jeffrey D. Bucklew	02/22/2017	3,110	981,672	Award vests on 12/31/2019
	02/22/2018	2,465	311,231	Award vests on 12/31/2020

2018 Option Exercises and Stock Vested

The following table provides information on stock option exercises and stock vesting for all NEOs in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
Andrew K. Silvernail	94,045	9,055,292	93,190	11,867,271
William K. Grogan	-	-	3,640	462,652
Eric D. Ashleman	44,283	2,987,496	23,703	3,069,876
Denise R. Cade	10,649	708,397	10,083	1,274,352
Jeffrey D. Bucklew	5,775	551,017	9,175	1,169,270

(1)	Calculated based on the difference between the closing price of Common Stock on the date of exercise and the exercise price.

(2)

Calculated based on the closing price of Common Stock on the vesting date or the previous trading day. For shares vesting on February 20, 2018 with a vesting price of $136.83, Mr. Silvernail had 9,565 shares vest, Mr. Grogan had 290 shares vest, Mr. Ashleman had 1,630 shares vest and Mr. Bucklew had 1,025 shares vest. For shares vesting on July 15, 2018 with a vesting price of $138.65, Mr. Ashleman had 4,835 shares vest. For shares vesting on October 26, 2018 with a vesting price of $126.86, Ms. Cade had 2,120 shares vest. For 2016 PSUs vesting on December 31, 2018 after the end of the three-year performance period with a vesting price of $126.26 and a multiplier of 250% due to IDEX’s 3-year relative TSR performance at the 83rd percentile as compared to companies in the Russell Midcap Index, Mr. Silvernail had 83,625 shares vest, Mr. Grogan had 3,350 shares vest, Mr. Ashleman had 17,238 shares vest, Ms. Cade had 7,963 shares vest and Mr. Bucklew had 8,150 shares vest.

Nonqualified Deferred Compensation at 2018 Fiscal Year End

The Supplemental Executive Retirement and Deferred Compensation Plan (SERP) is an unfunded, nonqualified plan designed to provide supplemental executive retirement benefits. The following table provides information related to the benefits payable to each NEO under the defined contribution portion of the SERP, which is the Company’s only defined contribution nonqualified deferred compensation plan:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Andrew K. Silvernail	-	269,935	-154,486	10,438	1,791,816
William K. Grogan	-	81,600	-12,527	3,050	147,527
Eric D. Ashleman	-	114,316	-20,471	4,297	592,457
Denise R. Cade	-	81,430	-13,664	6,845	174,156
Jeffrey D. Bucklew	-	67,118	8,493	2,502	305,405

(1)	None of the NEOs contributed to the SERP in 2018.

(2)	Amounts are reflected in “All Other Compensation” column of the Summary Compensation Table.

(3)

The following amounts have been previously reported as “All Other Compensation” in the Summary Compensation Table for prior years: Mr. Silvernail — $1,138,462; Mr. Grogan — $40,475; Mr. Ashleman — $260,184; Ms. Cade — $96,802; and Mr. Bucklew — $50,027.

Narrative to Nonqualified Deferred

Compensation at 2018 Fiscal Year End Table

Supplemental Executive Retirement and Deferred Compensation Plan

Eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus under the defined contribution portion of the SERP. Deferral elections may be made annually. These amounts are fully vested. The Company also contributes to an eligible employee’s account additional amounts, as described below, that are fully vested after the employee has completed three years of service.

The Company contributes an amount equal to 4% of the eligible employee’s compensation up to the IRS limit on compensation reduced by the amount of any Company matching contribution that is made to the 401(k) Plan. Additionally, the Company makes annual contributions to the accounts of eligible employees based on the employee’s compensation above the IRS limit on compensation in the Defined Contribution Plan, determined based on the following table:

Sum of Participant’s Age Plus Years of Service	Contribution Percentage
Less than 40	7.5
40 but less than 55	8.0
55 but less than 70	8.5
70 or more	9.0

Certain eligible employees designated by the Compensation Committee, including the NEOs, also receive an additional contribution equal to 2% of the employee’s compensation.

Deferred Compensation Account

All amounts deferred are recorded in a memorandum account for each employee and are credited or debited with earnings or losses as if such amounts had been invested in either an interest-bearing account or receive an investment return as if the funds were invested in certain mutual funds, as selected by the employee. The deferred compensation

credited to the interest-bearing account is adjusted on at least a quarterly basis with hypothetical earnings equal to the lesser of the Barclays Capital Long Term Bond AAA — Corporate Bond Index as of the first business day in November of the calendar year preceding the year for which the earnings are to be credited or 120% of the long-term applicable Federal rate as of the first business day in November. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets.

The deferred compensation account amounts are payable upon separation of service within the meaning of IRC Section 409A; however, no benefits are payable prior to the date that is six months after the date of separation of service, or the date of death of the employee, if earlier. Account balances will be paid either in a single lump sum or in up to ten substantially equal annual installments, as elected by the employee at the time he or she first becomes eligible for the Deferred Compensation Plan.

Prior to separation from service, amounts may be paid only on the occurrence of an unforeseeable emergency, within the meaning of IRC Section 409A. On the occurrence of a change in control event within the meaning of IRC Section 409A, all amounts become vested and are distributed at that time in a single lump-sum payment.

Potential Payments upon Termination or

Change in Control

Mr. Silvernail

The Company entered into an employment agreement with Mr. Silvernail effective as of February 22, 2018. The employment agreement provides for a term of approximately four years (expiring December 31, 2021) and is substantially similar to Mr. Silvernail’s prior employment agreement. If Mr. Silvernail’s employment is terminated by the Company other than for “cause” and not in connection with a “change in control” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will receive (i) continuing salary payments and health benefits for 24 months following termination, (ii) a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed), (iii) a payment equal to 200% of his base salary payable over 24 months commencing approximately 60 days after his termination, (iv) fully accelerated vesting and immediate exercisability of all unvested time-based equity awards (the “time-based acceleration”), and such awards will remain exercisable for one year following the date of termination of Mr. Silvernail’s employment or until expiration of the option term, if earlier, and (v) vesting of all unvested performance-based equity awards granted prior to February 22, 2018 on the December 31 next following his termination of employment with respect to that number of shares of Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved with respect to the performance goal(s) under each such award from the beginning date of the performance period applicable thereto through such December 31 (the “performance-based acceleration”). Vesting of all unvested performance-based equity awards granted on or following February 22, 2018 will occur at the end of the applicable performance period with respect to that number of shares of Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved through the end of such performance period.

If Mr. Silvernail’s employment is terminated due to his disability or death, he or his estate, as applicable, will receive a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed) as well as the time-based acceleration and the performance-based acceleration with respect to performance-based equity awards granted prior to February 22, 2018, as described above. With respect to the time-based acceleration, (i) for time-based awards granted before February 22, 2018, such awards will remain exercisable for one year following the date of such termination of employment or until expiration of the option term, if earlier, and (ii) for time-based awards granted on or following February 22, 2018, such awards will remain exercisable for five years following the date of termination of employment, or until expiration of the term, if earlier. Additionally, under Mr. Silvernail’s employment agreement, in the case of such termination for disability or death, vesting of all unvested performance-based equity awards granted on or following February 22, 2018 will vest at the end of the applicable performance period with respect to that number of shares of Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved through the end of such performance period.

If Mr. Silvernail’s employment is terminated due to his retirement (as defined in the employment agreement) (i) he will receive the time-based acceleration, with such time-based awards granted before February 22, 2018 remaining exercisable for one year following the date of termination of employment or until expiration of the option term, if earlier, and with such time-based awards granted on or following February 22, 2018, remaining exercisable for five years following the date of termination of employment or until expiration of the option term, if earlier and (ii) he will receive (A) the performance-based acceleration with respect to performance-based equity awards granted prior to February 22, 2018 and (B) vesting at the end of the applicable performance period with respect to that number of shares of Common Stock (or performance units or dividend equivalents, as applicable) based on the performance level achieved through the end of such performance period, with respect to all unvested performance-based equity awards granted on or following February 22, 2018.

If Mr. Silvernail’s employment is terminated by the Company without cause or by him for “good reason” (as defined in the employment agreement), in either case, in contemplation of or within the 24 month period following a change in control, then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will receive (i) continuing salary payments and health benefits for 36 months following termination, (ii) a pro rata portion of his annual bonus for the year in which his termination occurs (based on the portion of the year he was employed), (iii) a payment equal to 300% of his base salary, payable over 36 months commencing approximately 60 days after his termination, (iv) time-based acceleration and (v) in lieu of performance-based acceleration, a cash payment in respect of all performance-based equity awards with respect to which he has not yet received payment, based on the performance level achieved with respect to the performance goal(s) under each such award from the beginning date of the performance period applicable thereto through such change in control, with such cash payment adjusted to reflect hypothetical earnings (equal to the lesser of the Barclays Long Aaa US Corporate Index or 120% of the applicable federal long-term rate, in each case, determined as of the first business day of November of the calendar year preceding the change in control and compounded) for the period between such change in control and the date of payment.

In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the IRC, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Silvernail than receiving the full amount of such payments.

Mr. Silvernail is subject to the non-competition and employee and business non-solicitation covenants set forth in the Confidential Information, Work Product and Restrictive Covenant Agreement previously entered into between Mr. Silvernail and the Company.

Messrs. Grogan, Ashleman and Bucklew and Ms. Cade

The Company has entered into letter agreements with Messrs. Grogan, Ashleman and Bucklew and Ms. Cade providing for (a) severance pay in an amount equal to two times the sum of the executive’s annual base salary and target MICP bonus in the event of an involuntary termination within two years following a change in control, payable over the 24 month period following termination and (b) severance pay in an amount equal to the sum of one year of salary and target MICP bonus in the event of an involuntary termination without cause other than in connection with a change in control, in exchange for a signed release.

Equity Awards

The IAP provides that if a change in control occurs, then each outstanding award will continue in effect, or be assumed or an equivalent award substituted by the Company’s successor; provided, that if the grantee incurs a termination of service without cause or for good reason (each as defined in the IAP) within 24 months following such change in control, the awards will become fully exercisable and all forfeiture restrictions will lapse. If an outstanding award is not assumed or substituted upon a change in control or if, following a change in control, neither the Company nor its successor has equity securities that are readily tradable on a regulated securities exchange, then the awards will vest in full.

2017 and 2018 PSU Grants

Notwithstanding the foregoing, the award agreements for PSUs granted in 2017 and 2018 provide that if a change in control occurs, the grantee will receive a cash payment in respect of such PSUs valued based on the actual level of achievement of the performance goals against target measured as of the date of the change in control, including dividend equivalents earned up to the change in control, with such value adjusted to the date of payment to reflect hypothetical earnings (equal to the lesser of the Barclays Long Aaa U.S. Corporate Index or 120% of the applicable federal long-term rate, in each case, determined as of the first business day of November of the calendar year preceding the change in control and compounded) for the period between such change in control and the date of payment. The cash payment will be paid as soon as practicable following the earliest to occur of the following events: (i) if, as of the time of the change in control, the grantee is eligible for retirement, as of the date of the change in control, (ii) as of the date the grantee first becomes eligible for retirement following the change in control if that date occurs prior to the end of the performance period, (iii) if the grantee’s service is terminated by the Company without cause or by the grantee for good reason and the date of termination occurs (or the event giving rise to good reason occurs), in each case, within 24 months following the change in control, on the date of such termination, (iv) if the grantee remains employed through the end of the applicable performance period, as of the end of the applicable performance period, or (v) if the grantee’s employment is terminated due to death or disability prior to the end of the performance period, as of the date of death or disability.

Termination due to Death, Disability or Retirement

The award agreements for stock options and restricted stock awards provide that if the grantee’s service is terminated by reason of death, disability or retirement, the award will become fully vested and exercisable. The award agreements for the 2017 PSU grants provide that if the grantee’s service is terminated by reason of death, disability or retirement, the PSUs and any dividend equivalents thereon will become fully vested and earned based on the actual level of achievement of the performance goals against target measured through the December 31 following the date of termination. The award agreements for the 2018 PSU grants provide that if the grantee’s service is terminated by reason of death, disability or retirement, the PSUs and any dividend equivalents thereon will become fully vested and earned based on the actual level of achievement of the performance goals against target measured through the end of the performance period.

SERP

Pursuant to the SERP, if a change in control occurs then not later than the closing date for the change in control event the amount credited to each participant’s deferred compensation account shall be distributed in one lump sum in cash and/or Common Stock.

Quantification of Termination Payments and Benefits — Change in Control

The following tables set forth the amount each NEO would receive in the event of a termination of employment, as severance or as a result of accelerated vesting if his or her employment was terminated without cause or for good reason, or for disability or death, upon a change in control or in connection with a termination of employment following a change in control, using the following assumptions:

•	change in control and/or termination of employment on December 31, 2018;

•	accelerated vesting of options and restricted stock, and exercise of all accelerated vested options based on the closing market price of $126.26 per share of Common Stock on December 31, 2018;

•	accelerated vesting of PSUs and payment of cumulative dividend equivalents as valued based on performance as of December 31, 2018; and

•	accelerated vesting of benefits under the SERP, paid in a lump sum.

All potential termination payments set forth in the tables below reflect full payments under the potential scenarios and do not reflect any reductions that could occur if the payment is subject to excise tax under Section 280G of the Internal Revenue Code.

Change in Control and Termination Payments and Benefits for Andrew K. Silvernail

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	4,000,000	-	-	6,000,000
Unvested Restricted Stock	-	-	-	-
Unvested Options	6,781,743	6,781,743	-	6,781,743
Unvested Performance Shares (1)	10,134,925	10,134,925	-	10,061,356
SERP	1,791,816	1,791,816	1,791,816	1,791,816
Health and Welfare Benefits	43,645	-	-	65,467
Total	22,752,129	18,708,484	1,791,816	24,700,382

Change in Control and Termination Payments and Benefits for William K. Grogan

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	822,500	-	-	1,645,000
Unvested Restricted Stock	-	692,536	-	692,536
Unvested Options	-	1,073,774	-	1,073,774
Unvested Performance Shares (1)	-	1,655,006	-	1,640,978
SERP	147,527	147,527	147,527	147,527
Total	970,027	3,568,843	147,527	5,199,815

Change in Control and Termination Payments and Benefits for Eric D. Ashleman

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	1,053,000	-	-	2,106,000
Unvested Restricted Stock	-	-	-	-
Unvested Options	-	1,954,108	-	1,954,108
Unvested Performance Shares (1)	-	2,802,963	-	2,783,051
SERP	592,457	592,457	592,457	592,457
Total	1,645,457	5,349,528	592,457	7,435,616

Change in Control and Termination Payments and Benefits for Denise R. Cade

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	782,000	-	-	1,564,000
Unvested Restricted Stock	-	-	-	-
Unvested Options	-	793,147	-	793,147
Unvested Performance Shares (1)	-	1,633,375	-	1,620,836
SERP	174,156	174,156	174,156	174,156
Total	956,156	2,600,678	174,156	4,152,139

Change in Control and Termination Payments and Benefits for Jeffrey D. Bucklew

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)	Disability or Death ($)	Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change in Control ($)
Cash Severance (incl. Incentives)	680,000	-	-	1,360,000
Unvested Restricted Stock	-	-	-	-
Unvested Options	-	748,237	-	748,237
Unvested Performance Shares (1)	-	1,330,715	-	1,321,175
SERP	305,405	305,405	305,405	305,405
Total	985,405	2,384,357	305,405	3,734,817

(1)

In the event of a termination for disability or death, 2018 PSU grants and cumulative dividend equivalents will become fully vested at the end of the applicable performance period. For purposes of the termination payment calculation, 2018 PSU grants have been valued based on performance as of December 31, 2018.

CEO and Median Employee Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance stockholder value. We are committed to providing market-competitive compensation and to internal pay equity. The following CEO to median employee pay ratio is provided pursuant to Item 402(u) of SEC Regulation S-K.

Methodology for Identifying the Median Employee

The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in 2018 to that of the median employee for the same period. The Company used total annual cash compensation (salary/hourly earnings, commissions, bonuses paid, and allowances/fixed payments) as of December 31, 2017 to determine the median employee. The Company determined there were no changes to the employee population or employee compensation arrangements over the last fiscal year that would result in a significant change to the pay ratio disclosure and as permitted under the Item 402(u) median employee identification instructions, elected to use the same median employee in the 2018 calculation. Under the Item 402(u)(4)(ii) (“de minimis”) exemption, the Company may exclude non-United States employees up to a 5% threshold when identifying the median employee. As noted in last year’s Proxy Statement, in determining such median employee, the Company excluded 220 employees from the following jurisdictions, comprising less than 5% of the 6,957 total Company population (with number of employees):

Australia (33)	Columbia (1)	Japan (33)	Singapore (15)
Austria (44)	Czech Republic (1)	Korea (4)	South Africa (1)
Belgium (15)	France (5)	Mexico (10)	Taiwan (1)
Brazil (9)	Ireland (33)	Poland (2)	United Arab Emirates (13)

The 6,737 employees who were included in identifying the median employee are located in the following countries:

Canada	India	The Netherlands
China	Italy	United Kingdom
Germany	Switzerland	United States of America

Pay Ratio

We calculated annual total compensation for the median employee consistent with the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table. The annual total compensation of the CEO is $10,125,650. The median of the annual total compensation of all employees, except the CEO, is $63,175. The pay ratio is 160:1.

Our Board of Directors recommends that you vote FOR the approval of the Company’s executive compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are soliciting a non-binding advisory vote (say-on-pay) on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure set forth in this Proxy Statement, as required under Section 14A of the Securities Exchange Act of 1934, as amended.

The Company maintains a balanced approach to executive compensation with a mix of both cash and non-cash awards and short- and long-term incentives, with total direct compensation targeted within a range that includes market median for comparable positions at comparable companies. Where an individual executive’s target compensation is positioned within the competitive range is based on the individual factors listed in the Compensation Discussion and Analysis. Actual compensation in any given year should and does vary from target based on Company and individual performance. In this way, the Company motivates and rewards both vital short-term performance and long-term value creation. The Board of Directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this Proxy Statement.

Because the vote is advisory, it will not be binding on the Company. However, the Compensation Committee will consider the outcome of the vote in determining future compensation policies and decisions. Currently, stockholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s 2020 Annual Meeting of Stockholders.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2018, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in PCAOB Release No. 2012-004 and approved by the SEC in Release No. 34-68453, and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors their independence, and satisfied itself as to the auditors’ independence.

Based on the above reviews and discussions, the Audit Committee recommends to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filings, nor will this report be incorporated by reference into any future filings made by the Company under those statutes.

Ernest J. Mrozek, Chair

Mark A. Beck

Mark A. Buthman

William M. Cook

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), are set forth in the table below. All such fees were pre-approved by the Audit Committee in accordance with the pre-approval policy discussed below.

	2018	2017
Audit fees(1)	$4,129,916(2)	$3,345,479
Audit-related fees(3)	-	-
Tax fees(4)	1,207,429	1,031,571
All other fees(5)	-	-
Total	$5,337,345	$4,337,047

(1)

Audit fees represent the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings or engagements.

(2)	Audit fees include $655,354 of additional fees related to the 2017 audit of the Company’s financial statements that were billed after the Company’s 2018 Proxy Statement was filed on March 16, 2018.
(3)

Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under audit fees.

(4)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning.
(5)

All other fees represent the aggregate fees billed for products and services that are not included in the audit fees, audit-related fees, and tax fees. The Audit Committee has determined that the provision of these services is not incompatible with maintaining the Deloitte Entities’ independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires the pre-approval of audit and non-audit services rendered by the Deloitte Entities. For audit services, the accounting firm provides the Audit Committee with an audit services plan during the second quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the associated fees. This audit services plan must be formally accepted by the Audit Committee.

For non-audit services, management submits to the Audit Committee for approval during the second quarter of each fiscal year and from time-to-time during the fiscal year a list of non-audit services that it recommends the Audit Committee engage the accounting firm to provide for the current year, along with the associated fees. Company management and the accounting firm each confirm to the Audit Committee that any non-audit service on the list is permissible under all applicable legal requirements.

The Audit Committee approves both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair reports any such actions taken to the Audit Committee at a subsequent Audit Committee meeting.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP

PROPOSAL 3 — APPROVAL OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Although the rules of the U.S. Securities and Exchange Commission and the corporate governance listing standards of the New York Stock Exchange require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing stockholders with the opportunity to express their views on this issue. While this vote cannot be binding, if the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take the vote into account in making future appointments.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than 10% of Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received, or written representations from reporting persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were met during the year ended December 31, 2018.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

A stockholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders must deliver the proposal so that it is received by the Company no later than November 23, 2019. The Company requests that all such proposals be addressed to Denise R. Cade, Senior Vice President, General Counsel and Corporate Secretary, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045, and mailed by certified mail, return receipt requested.

In addition, the Company’s Bylaws require that any stockholder desiring to nominate a director for election or propose other business for consideration at the 2020 Annual Meeting of Stockholders must provide written notice. Such notice must contain the information required by the Bylaws and must be received by the Corporate Secretary not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting of stockholders. To be timely for the 2020 Annual Meeting of Stockholders, any such notice must be received by the Corporate Secretary, at the address above, on any date beginning on January 11, 2020 and ending on February 10, 2020.

OTHER BUSINESS

The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his or her judgment on those matters.

By Order of the Board of Directors,

DENISE R. CADE

Senior Vice President, General Counsel

and Corporate Secretary

March 22, 2019

Lake Forest, Illinois

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained by stockholders without charge by sending a written request to Chief Financial Officer, IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045.

1925 W. FIELD CT, SUITE 200 LAKE FOREST, IL 60045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E62503-P19153                         KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

1. To elect three directors each for a term of three years
Nominees:	☐	☐	☐
01) ERNEST J. MROZEK
02) LIVINGSTON L. SATTERTHWAITE
03) DAVID C. PARRY

	For	Against	Abstain

2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2019.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

IDEX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2019

The Annual Meeting of Stockholders of IDEX Corporation (the "Company") will be held on Friday, May 10, 2019, at 9:00 a.m., Central Time, at the DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018, for the purposes listed on the reverse side.

The Board of Directors fixed the close of business on March 15, 2019, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. You may obtain directions to the location of the Annual Meeting by visiting our website at www.idexcorp.com.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure these shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting

The Notice and Proxy Statement and Form 10-K of IDEX Corporation are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83305&p=irol-reportsAnnual

Proxy card must be signed and dated on the reverse side.

     Please fold and detach card at perforation before mailing.

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E62504-P19153

IDEX CORPORATION 1925 West Field Court, Suite 200 Lake Forest, Illinois 60045-4824 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William M. Cook, Andrew K. Silvernail and Denise R. Cade, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of IDEX Corporation held of record by the undersigned on March 15, 2019, at the Annual Meeting of Stockholders to be held on May 10, 2019, at 9:00 a.m. Central Time, at the DoubleTree Hotel, 5460 N. River Road, Rosemont, Illinois 60018, or at any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side